Exhibit 10.1

EXECUTION VERSION

[PUBLISHED CUSIP NUMBER:                     ]1

CREDIT AGREEMENT

Dated as of April 8, 2005

among

TRUSTREET PROPERTIES, INC.,

as the Borrower,

The Subsidiaries of the Borrower

from time to time party hereto,

as Guarantors,

BANK OF AMERICA, N.A.,

as Administrative Agent, L/C Issuer and Swing Line Lender,

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Sole Book Manager,

KEY BANK, NATIONAL ASSOCIATION,

as Syndication Agent,

CREDIT SUISSE FIRST BOSTON (acting through its Cayman Islands Branch),

SOCIETE GENERALE, and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

and

the Lenders party hereto

[1]	A published CUSIP number entitles subscribers (primarily banks and brokers) of Standard & Poor’s CUSIP Service Bureau to obtain the number and associated CUSIP data from the Bureau whether or not the subscriber is a Lender under the Credit Agreement. Associated CUSIP data will include the Borrower’s name, place of incorporation, the Administrative Agent’s name, the date of the Credit Agreement, the total amount of the facilities thereunder, and the amount, type and maturity date of each facility thereunder. CUSIP numbers are unique identifiers designed to improve accuracy in communications involving a broad array of financial instruments, whether securities or not, and has no bearing on the characterization thereof.

6.10	Insurance.	62
6.11	Taxes.	62
6.12	ERISA Compliance.	62
6.13	Capital Structure/Subsidiaries.	63
6.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act.	63
6.15	Disclosure.	63
6.16	Compliance with Laws.	64
6.17	Intellectual Property.	64
6.18	Solvency.	64
6.19	Investments.	64
6.20	Business Locations.	64
6.21	BBA Status.	64
6.22	Labor Matters.	64
6.23	Nature of Business.	64
6.24	Representations and Warranties from Other Loan Documents.	64
6.25	Collateral Documents.	65
6.26	REIT Status.	65

ARTICLE VII AFFIRMATIVE COVENANTS		65
7.01	Financial Statements.	65
7.02	Certificates; Other Information.	66
7.03	Notices and Information.	68
7.04	Payment of Obligations.	68
7.05	Preservation of Existence, Etc.	68
7.06	Maintenance of Properties.	69
7.07	Maintenance of Insurance.	69
7.08	Compliance with Laws and Material Contractual Obligations.	69
7.09	Books and Records.	69
7.10	Inspection Rights.	69
7.11	Use of Proceeds.	70
7.12	Distributions from Excluded Entities.	70
7.13	Additional Guarantors.	70
7.14	Pledged Assets.	70
7.15	Rating Agency Engagement.	71

ARTICLE VIII NEGATIVE COVENANTS		71
8.01	Liens.	71
8.02	Investments.	73
8.03	Indebtedness.	74
8.04	Fundamental Changes.	76
8.05	Dispositions; Qualification/Removal of Borrowing Base Assets.	76
8.06	Restricted Payments.	77
8.07	Change in Nature of Business.	77
8.08	Transactions with Affiliates and Insiders.	77
8.09	Burdensome Agreements.	77
8.10	Use of Proceeds.	78
8.11	Financial Covenants.	78
8.12	Negative Pledges.	79
8.13	Prepayment of Other Indebtedness, Etc.	79
8.14	Organization Documents; Fiscal Year.	80
8.15	Sale Leasebacks.	80
8.16	Operating Lease Obligations.	80
8.17	No Foreign Subsidiaries.	80
8.18	Ground Leases.	80

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		80
9.01	Events of Default.	80
9.02	Remedies Upon Event of Default.	82
9.03	Application of Funds.	82

ARTICLE X ADMINISTRATIVE AGENT		83
10.01	Appointment and Authority.	83
10.02	Rights as a Lender.	83
10.03	Exculpatory Provisions.	84
10.04	Reliance by Administrative Agent.	84
10.05	Delegation of Duties.	85
10.06	Resignation of Administrative Agent.	85
10.07	Non-Reliance on Administrative Agent and Other Lenders.	86
10.08	No Other Duties, Etc.	86
10.09	Administrative Agent May File Proofs of Claim.	86
10.10	Collateral and Guaranty Matters.	87

ARTICLE XI MISCELLANEOUS		87
11.01	Amendments, Etc.	87
11.02	Notices; Effectiveness of Electronic Communications.	89
11.03	No Waiver; Cumulative Remedies.	90
11.04	Expenses; Indemnity; Damage Waiver.	90
11.05	Payments Set Aside.	91
11.06	Successors and Assigns.	91
11.07	Treatment of Certain Information; Confidentiality.	94
11.08	Set–off.	94
11.09	Interest Rate Limitation.	95
11.10	Counterparts; Integration; Effectiveness.	95
11.11	Survival of Representations and Warranties.	95
11.12	Severability.	95
11.13	Replacement of Lenders.	96
11.14	Governing Law; Jurisdiction; Etc.	96
11.15	Waiver of Jury Trial.	97
11.16	USA PATRIOT Act Notice.	97
11.17	Subordination of Intercompany Debt.	97

SCHEDULES

1.01(a)	Guarantors
1.01(b)	Designated Financings
2.01	Commitments and Applicable Percentages
5.01(n)	Borrowing Base Assets
6.06	Litigation
6.10	Insurance
6.12	ERISA Matters
6.13(a)	Corporate Structure
6.13(b)	Subsidiaries; Equity Interests in Borrower
6.13(c)	Excluded Entities
6.13(d)	Consolidated Party Equity Investments
6.20(a)	Real Properties
6.20(b)	Collateral Locations
6.20(c)	Chief Executive Office, Jurisdiction of Incorporation, Principal Place of Business
6.26	Taxable REIT Subsidiaries
8.01	Existing Liens
8.02	Existing Investments
8.03	Existing Indebtedness
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

A	Form of Committed Loan Notice
B	Form of Swing Line Loan Notice
C	Form of Pledge Agreement
D-1	Form of Revolving Note
D-2	Form of Term Note
E	Form of Compliance Certificate
F	Form of Joinder Agreement
G	Form of Assignment and Assumption

CREDIT AGREEMENT

This CREDIT AGREEMENT (as amended, modified, restated or supplemented from time to time, the “Agreement”) is entered into as of April 8, 2005 by and among TRUSTREET PROPERTIES, INC., a Maryland corporation (together with any permitted successors and assigns, the “Borrower”), the Guarantors (as defined herein), the Lenders (as defined herein), BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender (each, as defined herein) and BANC OF AMERICA SECURITIES LLC, as sole lead arranger and sole book manager.

The Borrower has requested that the Lenders provide revolving and term loan credit facilities in an initial potential aggregate amount of $350,000,000 (the “Credit Facilities”; the actual amount and availability of such Credit Facilities to be determined from time to time in accordance with the terms hereof) for the purposes hereinafter set forth, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“2005 Senior Note Indenture” means that certain Indenture, dated as of March 23, 2005, as amended, modified or supplemented from time to time in accordance with the terms thereof, including, as supplemented by various supplemental indentures thereto, between the Borrower and Wells Fargo Bank, National Association, as trustee.

“2005 Senior Notes” means those certain 7.5% Senior Notes due 2015 issued by the Borrower pursuant to the 2005 Senior Note Indenture in an original aggregate principal amount of $250,000,000.00.

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all of the Capital Stock or all or substantially all of the Property (or an entire business unit or product line) of another Person, whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Administrative Agent” means Bank of America, in its capacity as administrative agent hereunder and under the other Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders, as adjusted from time to time in accordance with the terms hereof. The initial amount of the Aggregate Revolving Commitments in effect on the Closing Date is ONE HUNDRED SEVENTY-FIVE MILLION DOLLARS ($175,000,000.00).

“Agreement” has the meaning assigned to such term in the heading hereof.

“Applicable Margin” means, for the purposes of calculating (a) the Letter of Credit Fees for the purposes of Section 2.03(i), (b) the interest rates applicable to Eurodollar Revolving Loans and Eurodollar Term Loans for the purposes of Section 2.08(a), and (c) the interest rates applicable to Base Rate Revolving Loans, Base Rate Term Loans and Swing Line Loans for the purposes of Section 2.08(a), the following percentages per annum:

Facility/Sub-Facility	Applicable Margin (in basis points)
Letter of Credit Fee Margin:	225
Eurodollar Revolving Loan Margin:	225
Eurodollar Term Loan Margin:	200
Base Rate Revolving Loan Margin:	50
Base Rate Term Loan Margin:	50
Swing Line Loan Margin	50

“Applicable Percentage” means as to each Lender (a) with respect to such Lender’s Revolving Commitment at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments, and (b) with respect to such Lender’s outstanding Term Loans at any time, the percentage (carried out to the ninth decimal place), of the Total TL Outstandings represented by Term Loans held by such Lender at such time. The Applicable Percentages of each Lender (both with respect to the Revolving Commitments and the Term Loans) is set forth opposite the name of such Lender on Schedule 2.01 (as adjusted pursuant to the terms of Section 1.07 hereof) and, if applicable, in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means, with respect to the Revolving Commitments, the period from the Closing Date to the earliest of (a) the Revolver Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06 and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following: (a) the entry of a decree or order for relief by a court or governmental agency in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (b) (i) the appointment by a court or governmental agency of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or the ordering of the winding up or liquidation of its affairs by a court or governmental agency; or (ii) the commencement against such Person of an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or of any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such appointment continues undischarged or such involuntary case or other case, proceeding or other action described in clauses (b)(i) or (b)(ii) shall remain undismissed for a period of sixty (60) consecutive days, or the repossession or seizure by a creditor of such Person of a substantial part of its Property; or (c) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or the taking possession by a receiver, liquidator, assignee, creditor in possession, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (d) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Revolving Loan” means a Revolving Loan that is a Base Rate Loan.

“Base Rate Term Loan” means a Term Loan that is a Base Rate Loan.

“BBA Debt Service Coverage Ratio” means, for any Calculation Period, the ratio of (a) BBA EBITDA for such period to (b) Debt Service for such period.

“BBA EBITDA” means, for any Calculation Period, the aggregate Property-Level EBITDA generated over such period by the Borrowing Base Assets; provided, however, that (a) for Borrowing Base Assets that have been owned by the applicable Loan Party for less than one (1) year, the Property-Level EBITDA generated by such Borrowing Base Asset shall, for purposes of this definition, equal the annualized Property-Level EBITDA from such Borrowing Base Asset (based on the Property-Level EBITDA from the date of acquisition through the end of such period); and (b) notwithstanding the above, each of clauses (i) through (vi) below shall be satisfied with respect to the Borrowing Base Assets permitted to contribute to the determination of BBA EBITDA:

(i) the Borrowing Base Leases with respect to the Borrowing Base Assets contributing to the calculation of the BBA EBITDA shall not, in any case, have a weighted average remaining lease term of less than six (6) years; to the extent the weighted average of the remaining lease term(s) of the underlying leases with respect to the assets contributing to the BBA EBITDA (with each such lease’s term given a weighting in relation to the other leases involved in such calculation based on the contribution of each such lease to the BBA EBITDA) is less than six (6) years, Borrowing Base Assets with remaining lease terms of less than six (6) years and their related Property-Level EBITDA shall be removed from the calculation of BBA EBITDA until the weighted average of the remaining lease terms with respect to the assets contributing to such calculation is equal to or greater than six (6) years;

(ii) the Property-Level EBITDA of Qualified Ground Lease Assets which are Borrowing Base Assets shall not, in any case, exceed ten percent (10%) of BBA EBITDA; to the extent Property-Level EBITDA generated by Qualified Ground Lease Assets constitutes more than ten percent (10%) of BBA EBITDA, Qualified Ground Lease Assets and their related Property-Level EBITDA shall be removed from the calculation of the BBA EBITDA to the extent necessary to reduce the percentage of Property-Level EBITDA associated with the Qualified Ground Lease Assets as a portion of BBA EBITDA to a percentage equal to or less than ten percent (10%);

(iii) the Property-Level EBITDA of the assets contributing to BBA EBITDA with respect to any single Concept shall not, in any case, account for more than fifteen percent (15%) (or, in the case of the Golden Corral Concept, twenty percent (20%)) of BBA EBITDA; to the extent the Property-Level EBITDA of the assets contributing to BBA EBITDA with respect to any single Concept accounts for more than fifteen percent (15%) (or, in the case of the Golden Corral Concept, twenty percent (20%)) of BBA EBITDA, the Property-Level EBITDA associated with assets related to such Concept shall be removed from the calculation of BBA EBITDA to the extent necessary to reduce the percentage of such Property-Level EBITDA related to such Concept as a portion of BBA EBITDA to a percentage equal to or less than fifteen percent (15%) (or, in the case of the Golden Corral Concept, twenty percent (20%));

(iv) the Property-Level EBITDA of the assets contributing to BBA EBITDA with respect to any single Tenant shall not, in any case, account for more than ten percent (10%) (or, in the case of Golden Corral Corp., fifteen percent (15%)) of BBA EBITDA; to the extent the Property-Level EBITDA of the assets contributing to BBA EBITDA with respect to any single Tenant accounts for more than ten percent (10%) (or, in the case of Golden Corral Corp., fifteen percent (15%)) of BBA EBITDA, the Property-Level EBITDA associated with assets related to such Tenant shall be removed from the calculation of BBA EBITDA to the extent necessary to reduce the percentage of Property-Level EBITDA related to such Tenant as a portion of BBA EBITDA to a percentage equal to or less than ten percent (10%) (or, in the case of Golden Corral Corp., fifteen percent (15%));

(v) the Property-Level EBITDA of the assets contributing to BBA EBITDA with respect to Borrowing Base Entities which are not Wholly-Owned Subsidiaries of the Borrower shall not, in any case, exceed ten percent (10%) of BBA EBITDA; to the extent the Property-Level EBITDA with respect to assets owned by Borrowing Base Entities which are not Wholly-Owned Subsidiaries of the Borrower account for more than ten percent (10%) of BBA EBITDA, assets owned by Borrowing Base Entities which are not Wholly-Owned Subsidiaries of the Borrower and the related Property-Level EBITDA shall be removed from the calculation of BBA EBITDA to the extent necessary to reduce the percentage of Property-Level EBITDA related to such assets as a portion of BBA EBITDA to a percentage equal to or less than ten percent (10%); and

(vi) the Borrowing Base Leases with respect to the Borrowing Base Assets contributing to the calculation of BBA EBITDA shall not, in any case, include leases with respect to which required rental payments, principal or interest payments, or other payments due thereunder are, as of the date of determination, more than sixty (60) days past due with respect to payables greater than $50,000 in the aggregate; to the extent of any excess with respect to the above limitation, Property-Level EBITDA attributable to assets with leases subject to such delinquent payments shall be removed from the calculation of BBA EBITDA until such excess is eliminated.

For purposes of clarification, with respect to each of subclauses (i) through (vi) above, individual Borrowing Base Assets and Property-Level EBITDA attributable to any given Borrowing Base Asset may not be partially removed from or included in the calculation of BBA EBITDA; to the extent any given asset or any portion of the Property-Level EBITDA attributable to any given Borrowing Base Asset is required to be removed from the calculation of BBA EBITDA, 100% of the Property-Level EBITDA attributable to such Borrowing Base Asset shall be removed from such calculation.

“BBE Guarantee Amount” means the amount of the Guarantees set forth on Schedule 8.03 hereof for which Persons that are Borrowing Base Entities as of the Closing Date are permitted to be liable pursuant to the proviso to Section 8.03, as such amount may be reduced from time to time as a result of any such Person ceasing to be a Borrowing Base Entity or as a result of the discharge, payment, reduction or termination of such Guarantees.

“Borrower” has the meaning specified in the heading hereof.

“Borrower Interest” means, with respect to any Person that is not a Wholly-Owned Subsidiary of the Borrower, the percentage of the Capital Stock or other equity interests in such Person owned by the Borrower or a Wholly-Owned Subsidiary of the Borrower; provided, however, that in calculating the “Borrower Interest” held with respect to any liabilities or Indebtedness of such a Person, such percentage shall be the greater of (a) the percentage calculated pursuant to the foregoing provisions of this definition and (b) the percentage amount of such liabilities and/or Indebtedness which is recourse to any Consolidated Party holding interests in such Person (in each case without duplication of amounts already included in the applicable calculation).

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means, as of any date of determination, an amount equal to (a) (i) fifty percent (50.0%) multiplied by (ii) the Borrowing Base Asset Value as of such date, less (b) the BBE Guarantee Amount.

“Borrowing Base Asset” means, as of any date of determination, each Real Property (whether an interest in land alone or an interest in land and/or (to the extent located on such land or on land subject to a Qualified Ground Lease) the improvements located thereon):

(a) that either (i) is set forth on Schedule 5.01(n) hereto (as such schedule may be updated from time to time in accordance with Section 7.02(b)) or (ii) has been added by the Borrower to the calculation of BBA EBITDA during the then-continuing fiscal quarter, in each case to the extent that such Real Property has not been removed from the calculation of BBA EBITDA during the then-continuing fiscal quarter;

(b) with respect to which there exists a fully executed, delivered and effective Borrowing Base Lease (which is, to the extent the Administrative Agent has requested and reviewed same, in form and substance reasonably acceptable to the Administrative Agent; otherwise, the reasonable good faith judgment of the Borrower shall govern such determination);

(c) that is either (i) 100% owned in fee simple by any Loan Party; or (ii) leased by any Loan Party such that the applicable Real Property qualifies as a Qualified Ground Lease Asset;

(d) with respect to which neither such Real Property nor any interest of any applicable Loan Party therein (including the lease thereof or any indirect interest owned by the Loan Parties), is subject to (i) any Lien other than Permitted Liens of the types described in clauses (c), (d), (g), (j), and/or (k) of Section 8.01 or (ii) any Negative Pledge;

(e) that is not (and, in the case of a Real Property constituting an interest in land alone, the material improvements located thereon are not) the subject of any condemnation proceeding(s) as of such date that is or are material to the profitable operation of such Real Property and has not, since initial qualification as a “Borrowing Base Asset” hereunder, been subject to any condemnation that is material to the profitable operation of such Real Property;

(f) that is operated as (or, in the case of a Real Property constituting an interest in land alone, on which is operated) a restaurant, automobile service station or other similar service retail property or has been otherwise expressly approved by the Administrative Agent in writing and in the Administrative Agent’s discretion;

(g) that is (and, in the case of a Real Property constituting an interest in land alone, the material improvements located thereon are) free of all structural defects, environmental conditions or other adverse matters except for defects, conditions or matters individually or collectively which are not material to the profitable operation of such Real Property; and

(h) that is located in the United States of America.

“Borrowing Base Asset Value” means, as of any given calculation date for the most recent Calculation Period, an amount equal to (a) BBA EBITDA for such Calculation Period; divided by (b) the Capitalization Rate.

“Borrowing Base Entities” means, as of any date of determination, those Persons owning any Borrowing Base Asset.

“Borrowing Base Lease” means, as of any date of determination, a lease (which may, in the case of a Qualified Ground Lease Asset, technically be a sublease of the applicable Loan Party’s Real Property interest) with respect to any parcel of Real Property satisfying each of the following requirements (in the reasonable judgment of the Administrative Agent, to the extent the Administrative Agent performs any review of same, otherwise, in the reasonable good faith judgment of the Borrower):

(a) such lease relates to the land and/or improvements located on such Real Property and covers 100.0% of such land and/or 100.0% of the net leasable space contained in such improvements, as applicable;

(b) such lease is a triple net lease such that the Tenant thereunder is required to pay all taxes, utilities, insurance, maintenance, casualty insurance payments and other expenses with respect to the subject Real Property (whether in the form of reimbursements or additional rent) in addition to the base rental payments required thereunder such that net operating income for such Real Property (before non-cash items) equals the base rent paid thereunder;

(c) neither the Tenant under such lease nor any Person that is the franchisor or licensor of any Concept (if any) related to the underlying Real Property, is the subject of a Bankruptcy Event (except to the extent that (A) such Person has been subject to a proceeding under Chapter 11 of the Federal Bankruptcy Code, (B) the applicable bankruptcy court has approved and confirmed such Person’s plan for reorganization or, in the case of the bankruptcy of the Tenant, the trustee in bankruptcy of such Tenant has accepted such lease, (C) to the extent item (B) above is satisfied as a result of the confirmation of a plan of reorganization, all statutory appeal periods with respect to such proposed plan have been exhausted without objection and (D) such Person is performing its obligations under such approved plan);

(d) no required rental payment, principal or interest payment, or other payment due under such lease is, as of the date of determination, more than sixty (60) days past due with respect to payables greater than $5,000.00 per Real Property; and

(e) the leasable space associated with the underlying Real Property is fully occupied in all material respects by the applicable Tenant (or any sublessee of the applicable Tenant, to the extent such Tenant remains fully obligated to the applicable Loan Party under the related lease) (other than in connection with scheduled renovations or improvements thereto or with a move-in process so long as all rent due under such lease continues to be paid during such period).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Businesses” means, at any time, a collective reference to the businesses operated by the Loan Parties at such time.

“Calculation Period” means, as of any date of determination commencing with the delivery of the Required Financial Information for the fiscal quarter ending June 30, 2005, the most recent four (4) fiscal quarter period for which the Borrower has provided the Required Financial Information; provided, that (a) notwithstanding the foregoing, calculations made with respect to Required Financial Information for fiscal quarters ending prior to January 1, 2006 shall be based on the period from April 1, 2005 through the end of the applicable fiscal quarter (with the calculated amounts annualized to the extent the period from April 1, 2005 through the most-recently ended four (4) fiscal quarter period is not at least twelve (12) months); and (b) for calculations made on a Pro Forma Basis, the amounts calculated for the applicable Calculation Period shall be adjusted as set forth in the definition of the term “Pro Forma Basis,” but shall otherwise relate to the applicable Calculation Period (as defined above).

“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests, (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; and (vi) with respect to any Person, all other ownership or profit interests in such Person (including partnership, member or trust interests therein), all of the warrants, options or other rights for the purchase or acquisition from such Person of any of the previously-noted interests in such Person, all of the securities convertible into or exchangeable for any of the previously-noted interests in such Person or warrants, rights or options for the purchase or acquisition from such Person of such interests, in each case, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Capitalization Rate” means 9.0%; provided, however, that the capitalization rate shall be reviewed annually and be subject to annual adjustment (with such adjustment being made for each year pursuant to written notice delivered by the Administrative Agent to the Borrower not less than thirty (30) days prior to the next occurring anniversary of the Closing Date and to be effective as of the first Business Day following such anniversary) by the Administrative Agent and the Required Lenders in their sole discretion based upon market conditions for comparable property types. Notwithstanding the foregoing, the capitalization rate shall not, in any case, be adjusted (a) by more than one half of one percent (0.50%) in connection with any such annual adjustment, (b) to a rate less than 8.0% at any time during the term hereof or (c) to a rate greater than 10.0% at any time during the term hereof.

“Capitalized Lease Obligations” means Indebtedness represented by obligations under Capital Leases, and the amounts of such Indebtedness is the capitalized amount of such obligation determined in accordance with GAAP.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) direct obligations issued by any State of the United States or any political subdivision of any such State or any public instrumentally thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from a Rating Agency, (c) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P or Fitch is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (d) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or Fitch or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (e) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (f) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (e).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty percent (30.0%) or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

(c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing thirty percent (30.0%) or more of the combined voting power of such securities.

“Closing Date” means the first date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means a collective reference to all Property with respect to which Liens in favor of the Administrative Agent are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Pledge Agreement and such other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Sections 7.13 and 7.14.

“Committed Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” means each Revolving Loan and the Term Loan.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commitment” means, as to each Lender, the Revolving Commitment of such Lender and/or the Term Loan Commitment of such Lender.

“Company Building Lease” means the Consolidated Parties’ lease or leases of office space with the CNL City Center at City Commons Building (or any successor building) in Orlando, Florida, as such lease may be amended, restated, replaced, supplemented or otherwise modified from time to time, regardless of whether such lease is with the same lessor.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit E, setting forth detailed Borrowing Base availability and financial or dollar-limitation covenant calculations with respect to the covenants contained in Sections 8.02, 8.03 and 8.11 and containing a certification from a Responsible Officer of the Borrower that, to the best of such Responsible Officer’s knowledge, all Real Properties then-listed on Schedule 5.01(n) meet all criteria set forth in this Agreement for inclusion as a Borrowing Base Asset.

“Concept” means any distinctive system for establishing and operating restaurants or automobile service stations or other similar service retail property (or such other system as has been approved by Administrative Agent pursuant to clause (f) of the definition of “Borrowing Base Asset”), which system is the subject of a license or franchise from a Person. Not in limitation of the foregoing, and by way of example only, such systems would include “Jack in the Box,” “Golden Corral,” “IHOP,” “Burger King,” “Pizza Hut,” “Denny’s,” and “Fina.”

“Consolidated EBITDA” means, for any Calculation Period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to:

(a) Consolidated Net Income for such period; plus

(b) the following to the extent deducted in calculating such Consolidated Net Income (and without duplication): (i) Consolidated Interest Charges for such period; (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period; (iii) depreciation and amortization expense; (iv) losses from sales of assets; (v) reductions in Consolidated Net Income resulting from straight-lining of rents; (vi) reductions in Consolidated Net Income relating to “impairment of long lived assets”; (vii) reductions in Consolidated Net Income relating to “loan reserves”; (viii) any amounts received relating to principal received from third party obligors in the form of principal repayment on mortgage obligations (to the extent such principal payments are applied to the Borrower’s or any of its Subsidiaries’ existing corporate Indebtedness); (ix) the principal component of payments received in respect of Capitalized Lease Obligations during such period; (x) reductions in Consolidated Net Income relating to non-cash extraordinary items and (xi) other non-recurring expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period; and minus

(c) the following to the extent included in calculating such Consolidated Net Income (and without duplication): (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period; (ii) gains from sales of assets (other than property sales from any real properties and/or improvements thereon acquired with the initial intent to hold for sale); (iii) increases in Consolidated Net Income related to straight-lining of rents; and (iv) increases in Consolidated Net Income related to non-cash extraordinary items;

provided, that, (1) each of the above calculations shall include, without duplication, any amounts attributable to any interests held by any Consolidated Party in any Unconsolidated Affiliate and (2) all amounts included in the above calculations (and not otherwise adjusted to account for Outside Interests) shall be adjusted to deduct therefrom the pro rata share of such amounts allocable to Outside Interests.

“Consolidated Fixed Charges” means, for any Calculation Period, the sum of (in each case, without duplication):

(a) (i) all scheduled payments of principal on Funded Indebtedness of the Consolidated Parties on a consolidated basis due during such period, (ii) the implied principal component of payments due on Capital Leases and Synthetic Lease Obligations, and (iii) all Debt-like Preferred Stock Expenses incurred during such period in connection with all Debt-like Preferred Stock of the Consolidated Parties and all other dividends paid during such period on any Preferred Stock of the Consolidated Parties, plus

(b) (i) all scheduled payments of principal on Funded Indebtedness of each Unconsolidated Affiliate multiplied by the respective Unconsolidated Affiliate Interest of each such entity and (ii) all Debt-like Preferred Stock Expenses incurred during such period in connection with Debt-like Preferred Stock of any Unconsolidated Affiliate and all other dividends paid on any Preferred of any Unconsolidated Affiliate during such period, in each case multiplied by the respective Unconsolidated Affiliate Interest of each such entity; provided, that in each case, all of the above amounts not otherwise adjusted to account for Outside Interests shall be adjusted to deduct therefrom the pro rata share of such amounts allocable to the Outside Interests, plus

(c) Consolidated Interest Charges for such period.

“Consolidated Fixed Charge Coverage Ratio” means, for any Calculation Period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Interest Charges” means, for any Calculation Period, the sum of (a) the interest expense in connection with Funded Indebtedness of the Consolidated Parties on a consolidated basis, as determined in accordance with GAAP, including, without limitation, (i) the amortization of debt discount and premium, (ii) the interest component under Capital Leases, (iii) the implied interest component under Synthetic Leases Obligations and (iv) obligation payments under any Swap Contracts entered into by any Consolidated Party (net of any obligation payments owing to any Consolidated Party under any such Swap Contract and excluding any termination payments owing by any Consolidated Party pursuant to any such Swap Contract) consolidated basis, as determined in accordance with GAAP, plus (b) without duplication, interest expense in connection with Funded Indebtedness (including items of the type noted above in (a)(i)-(iv)) of each Unconsolidated Affiliate multiplied by the respective Unconsolidated Affiliate Interest of each such entity; provided, that in each case, all of the above amounts not otherwise adjusted to account for Outside Interests shall be adjusted to deduct therefrom the pro rata share of such amounts allocable to the Outside Interests.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt to (b) Consolidated Total Tangible Assets.

“Consolidated Net Income” means, for any period, net income (excluding extraordinary items) of the Consolidated Parties on a consolidated basis for such period after interest expense, income, value added and similar taxes and depreciation and amortization, all as determined in accordance with GAAP; provided, that notwithstanding the foregoing, “Consolidated Net Income” shall not, in any case, include any income allocable to Outside Interests.

“Consolidated Parties” means a collective reference to the Borrower and the Subsidiaries of the Borrower, and “Consolidated Party” means any one of them.

“Consolidated Tangible Net Worth” means, as of any date of determination, (a) Consolidated Total Tangible Assets, less (b) Consolidated Total Liabilities.

“Consolidated Total Debt” means, as of any date of determination, an amount equal to (a) Consolidated Total Liabilities as of such date, less (b) to the extent included in the determination of Consolidated Total Liabilities (and without duplication), the sum of (i) normal accounts payables of the Consolidated Parties, (ii) normal accounts payables of each Unconsolidated Affiliate multiplied by the respective Unconsolidated Affiliate Interest of each such entity, (iii) trade payables of the Consolidated Parties incurred in the ordinary course of business, and (iv) trade payables of each Unconsolidated Affiliate multiplied by the respective Unconsolidated Affiliate Interest of each such entity.

“Consolidated Total Liabilities” means the sum of (a) total liabilities of the Consolidated Parties on a consolidated basis, as determined in accordance with GAAP, plus (b) an amount equal to the aggregate total liabilities, as determined in accordance with GAAP, of each Unconsolidated Affiliate multiplied by the respective Unconsolidated Affiliate Interest of each such entity plus (c) without duplication, the Indebtedness of the Consolidated Parties on a consolidated basis plus (d) without duplication, the aggregate of Indebtedness (including, without limitation, all Guarantees) of each Unconsolidated Affiliate multiplied by the respective Unconsolidated Affiliate Interest of each such entity; provided, that (i) in each case, all of the above amounts not otherwise adjusted to account for Outside Interests shall be adjusted to deduct therefrom the pro rata share of such amounts allocable to the Outside Interests (except to the extent any Loan Party would be legally liable for the full amount of such liabilities) and (ii) notwithstanding anything contained herein to the contrary, “Consolidated Total Liabilities” shall (x) include, without duplication (A) all Debt-like Preferred Stock Liabilities of any Consolidated Party; and (B) (1) all Debt-like Preferred Stock Liabilities of any Unconsolidated Affiliate with respect to such Unconsolidated Affiliate’s Debt-like Preferred Stock, multiplied by (2) the respective Unconsolidated Affiliate Interest of each such entity; and (y) exclude Indebtedness in respect of Swap Contracts that would otherwise be included in any of items (a)-(d) above to the extent that (in the reasonable judgment of the Administrative Agent, to the extent the Administrative Agent performs any review of same, otherwise, in the reasonable good faith judgment of the Borrower): (A) such Swap Contracts are non-speculative in nature and the determination of the Indebtedness related thereto is not performed through marking the value of such Swap Contract to market against the asset(s) or debt instrument(s) which is or are the subject of such Swap Contract, (B) the assets to which such Swap Contract relates are not assets that are marked to market such that the Borrower has not received credit in the determination of “Consolidated Total Tangible Assets” for any corresponding increase in the value of asset(s) or debt instrument(s) which is or are the subject of such Swap Contract and (C) there has been a corresponding actual increase in the value of such asset(s) or debt instrument(s).

“Consolidated Total Tangible Assets” means, as of any date of determination, the sum of:

(a) an amount equal to (i) the sum of the Property-Level EBITDA for each of the Real Properties for the most-recently ended Calculation Period, divided by (ii) the Capitalization Rate; plus

(b) the book value of all other assets and interests therein held by the Consolidated Parties (provided, that, the amounts calculated pursuant to clauses (a) and (b) above (i) shall include, without duplication, each Consolidated Parties’ interests in the assets of any Unconsolidated Affiliate and (ii) shall not include any interests in assets to the extent such interests are attributable to any Outside Interests); less

(c) the value of all intangible assets, if any, included in clauses (a) and (b) above.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Issuance” means the issuance by any Consolidated Party of any Indebtedness of the type referred to in clause (a) or (b) of the definition thereof set forth in this Section 1.01.

“Debt-like Preferred Stock” means, for any Person, any Preferred Stock or other Capital Stock of such Person that is not typical perpetual preferred equity but instead either (a) obligates such Person, or any Affiliate of such Person, to purchase, redeem, repurchase, retire, or defease such preferred Capital Stock (other than as a result of a change of control of such Person or a Disposition that does not in fact result in a redemption of such preferred Capital

Stock), (b) other than customary restrictions in such Person’s Organization Documents, is contractually supported by (i) any Lien on or Negative Pledge covering any Property of such Person or any Affiliate of such Person, or (ii) by any guaranty made by any Affiliate of such Person, or (c) considered to be a liability under GAAP; provided, that “Debt-like Preferred Stock” shall not include any Series B Preferred Stock.

“Debt-like Preferred Stock Expense” means, for any period for any Person, the aggregate dividend payment or other distribution due to the holders of Debt-like Preferred Stock of such Person, whether payable in cash or in kind, and regardless of whether such payment or distribution is actually paid during such period.

“Debt-like Preferred Stock Liabilities” means, with respect to any Debt-like Preferred Stock of any Person, an amount equal to (a) the stated liquidation, redemption, repurchase or other defeasance value of such Debt-like Preferred Stock (including, without limitation, the maximum potential amount related to any applicable multipliers or other adjustment factors that could be applied to such value upon such purchase, re-purchase, redemption, retirement or defeasance), plus (b) without duplication, any outstanding accrued and unpaid dividends payable by such Person or any of its Affiliates with respect to such preferred Capital Stock for periods prior to the then-current dividend period, plus (c) without duplication, all mandatory sinking fund payments which may come due with respect to such Debt-like Preferred Stock, plus (d) without duplication, any other amounts (other than current and future scheduled periodic dividend payments) that could be owed by such Person or any Affiliate of such Person with respect to such Debt-like Preferred Stock.

“Debt Service” means, for any Calculation Period and assuming an opening principal balance equal to the Total Facility Outstandings as of the last day of such Calculation Period, an amount of debt service equal to the greater of (a) the amount of principal and interest payments that would be paid on such principal balance during such period (assuming level monthly payments of principal and interest) at an annual interest rate equal to the yield, as of the last day of such period, on the seven (7) year U.S. Treasury Bond plus 2.00% and with a twenty-five (25) year amortization schedule and (b) the amount of principal and interest payments resulting from the application of a loan constant equal to 8.87% to such opening principal balance.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy, insolvency or similar proceeding.

“Delinquency Report” means a report prepared by the Borrower setting forth in reasonable itemized detail, as of a given date, all delinquencies with respect to tenant payments with respect to any leases of Real Properties (whether or not such delinquencies result in any such Real Property ceasing to qualify as a Borrowing Base Asset for purposes hereof) and all other matters causing any Real Property to cease to qualify as a Borrowing Base Asset hereunder. Such report shall identify the respective owners of the assets named therein.

“Designated Financings” means a collective reference to each of the credit facilities set forth on Schedule 1.01(b) attached hereto.

“Determination Date” means, for any Facility Year, the first Business Day of such Facility Year, except to the extent that the Borrower has, during such Facility Year, delivered to the Administrative Agent a written request for a re-establishment of the Determination Date for such Facility Year, in which case the Determination Date shall be the date nominated in such request; provided, that (a) the date nominated must be a date that will occur within ten (10) days following the date on which the Administrative Agent receives the Borrower’s written request; and (b) the Borrower may request the re-establishment of the Determination Date not more than once during any Facility Year.

“Development Activities” means activities relating directly or indirectly to the development of build-to-suit Real Property assets.

“Disposition” or “Dispose” means any sale, transfer or other disposition (including pursuant to a Sale and Leaseback Transaction) of any or all of the Property (including without limitation the Capital Stock of a Subsidiary) of any Consolidated Party whether by sale, lease, licensing, transfer or otherwise, but other than pursuant to any casualty or condemnation event.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and the L/C Issuer, and (ii) with respect to Revolving Loans only unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance” means any issuance by any Consolidated Party to any Person of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants, (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity or the conversion of any class equity securities to any other class of equity securities or (d) any options or warrants relating to its Capital Stock. The term “Equity Issuance” shall not be deemed to include any Disposition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Revolving Loan” means a Revolving Loan that is a Eurodollar Rate Loan.

“Eurodollar Term Loan” means a Term Loan that is a Eurodollar Rate Loan.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Entity” means (a) Net Lease Funding 2005, LP, a Delaware limited partnership, (b) Net Lease Funding 2005, LLC, a Delaware limited liability company, (c) Maple & Main Orlando, LLC, (d) Maple & Main Redevelopment, LLC, (d) each Special Purpose Entity which is a Subsidiary of the Borrower, (e) each Warehouse Subsidiary and (f) and any other Subsidiary of the Borrower which is expressly prohibited in writing from Guaranteeing Indebtedness of any other Person pursuant to (i) a provision in any document, instrument or agreement evidencing such Indebtedness of such Subsidiary or (ii) a provision of such Subsidiary’s organizational documents, in each case, which provision was included in such organizational document or such other document, instrument or agreement as an express condition to the extension of such Indebtedness required by the third party creditor providing the subject financing, or any other third-party guarantor thereof or rating agency in respect thereof, or in contemplation of such Subsidiary’s entering into any such Indebtedness within one (1) year following the date on which such provisions are included in its organizational documents; provided, that a Subsidiary meeting the above requirements shall only remain an “Excluded Entity” under this clause (f) for so long as (x) the above requirements are satisfied, (y) such Subsidiary does not guarantee any Indebtedness of any other Person and (z) to the extent the applicable Indebtedness referenced in sub-clauses (i) and (ii) above has been incurred by such Subsidiary, such Indebtedness remains outstanding or was outstanding at any time during a period of one year and one day immediately preceding such determination.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized, in which its principal office is located or in which it otherwise has substantial nexus or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United

States or any similar tax imposed by any other jurisdiction in which it is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“Facility Year” means each period during the term hereof commencing on the Closing Date and each anniversary thereof and extending until the day prior to the next anniversary of the Closing Date.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means a collective reference to (a) that certain Fee Letter, dated November 4, 2004, among the Borrower (or its predecessor in interest), the Administrative Agent and the Arranger, as the same may be from time to time amended, restated, supplemented or otherwise modified in writing; and (b) that certain Commitment Fee Letter, dated December 21, 2004, among the Borrower (or its predecessor in interest), the Administrative Agent and the Arranger, as the same may be from time to time amended, restated, supplemented or otherwise modified in writing.

“Fitch” means Fitch Ratings, Ltd., a division of Fitch, Inc., and any successor thereto.

“FFO” means, for a given period, (a) Consolidated Net Income, minus (or plus) (b) gains (or losses) from debt restructuring and sales of property during such period (other than property sales from any properties acquired with the initial intent to hold for sale), plus (c) depreciation and amortization of real and personal property assets for such period, and after adjustments for unconsolidated partnerships and joint ventures, plus (d) impairment charges reported by such Persons for such period, plus (e) amounts denoted as provisions for loan losses, plus (f) the principal component of any Capital Lease Obligations (as determined by GAAP).

“FFO Distribution Allowance” means, for each fiscal quarter of the Consolidated Parties, an amount equal to (a) 95% of FFO for the immediately preceding fiscal quarter, plus (b) to the extent not otherwise distributed prior to commencement of the quarter for which such calculation is being performed, 95% of FFO for the three fiscal quarters immediately preceding the fiscal quarter referenced in clause (a), plus (c) an amount equal to the payments made by the Borrower during such fiscal quarter for the purpose of redeeming all or any part of the Series B Preferred Stock outstanding as of the Closing Date (to the extent such payment is made on or before May 25, 2005). In determining whether an amount distributed in a given fiscal quarter is applicable to the FFO of such fiscal quarter or a prior fiscal quarter, the Borrower shall, in all cases, assume that amounts distributed are distributed with respect to FFO earned in the most recent fiscal quarter for which there exists undistributed FFO.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fully Satisfied” means, with respect to the Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Obligations shall have been irrevocably paid in full in cash,

(b) all fees, expenses and other amounts then due and payable which constitute Obligations shall have been irrevocably paid in cash, (c) all outstanding Letters of Credit shall have been (i) terminated, (ii) fully irrevocably Cash Collateralized or (iii) secured by one or more letters of credit on terms and conditions, and with one or more financial institutions, reasonably satisfactory to the L/C Issuer and (d) the Commitments shall have expired or been terminated in full.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Indebtedness” means, for any Person (and, as applicable, such Person’s consolidated Subsidiaries, on a consolidated basis), without duplication, the sum of (a) the principal portion of all obligations for borrowed money, (b) the principal portion of all obligations evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased by such Person and, if applicable, its consolidated Subsidiaries (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) the principal portion of all obligations issued or assumed as the deferred purchase price of Property or services purchased by such Person and, if applicable, its consolidated Subsidiaries (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person and, if applicable, its consolidated Subsidiaries, (e) the Attributable Indebtedness with respect to Capital Leases and Synthetic Lease Obligations, (f) all direct and contingent obligations arising under letters of credit (including standby and commercial) and bankers’ acceptances, including, without duplication, all unreimbursed drafts drawn thereunder (less the amount of any cash collateral securing any such letters of credit or and bankers’ acceptances), (g) all obligations to repurchase any securities issued by such Person and, if applicable, its consolidated Subsidiaries at any time prior to the Term Loan Maturity Date which repurchase obligations are related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares, (h) the aggregate amount of uncollected accounts receivable subject at such time to a sale or securitization of receivables (or similar transaction) to the extent such transaction is effected with recourse to such Person and, if applicable, its consolidated Subsidiaries (whether or not such transaction would be reflected on the balance sheet of the Consolidated Parties in accordance with GAAP) and (i) all Debt-like Preferred Stock Liabilities associated with any Debt-like Preferred Stock of such Person (other than amounts associated with accrued and unpaid dividends).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that “Guarantee” obligations shall not include the following obligations or liabilities of the Borrower or any Subsidiaries thereof (including any Special Purpose Entity) (x) to the extent incurred in connection with a Securitization Asset Sale: reasonable and customary obligations of the Borrower or any Subsidiaries thereof with respect to (i) the servicing of any assets which are the subject of such Securitization Asset Sale, (ii) administrative and ministerial matters relating to any applicable Special Purpose Entity, (iii) maintenance of the corporate separateness of any such Special Purpose Entity from that of the Borrower and its Subsidiaries and (iv) the guaranty of payment of fees of any Person acting as a trustee, deposit account bank or financial insurer in connection with such Securitization Asset Sale and indemnification obligations owing to any such Person; (y) the ownership of a Subordinated Interest; and (z) liabilities of the Borrower or any Consolidated Party (i) which result solely from the Borrower or such Consolidated Party being a general partner of a Special Purpose Entity that is a limited partnership and is not a Consolidated Party, and (ii) which liabilities are attributable to customary and reasonable non-recourse exceptions, representations and warranties involved with securitization transactions and not related to the creditworthiness of the obligors involved in such transactions (including, without limitation, exceptions for fraud, environmental indemnities and misapplication of proceeds). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Swap Contract” means any Swap Contract of any Loan Party to which any Lender or any Affiliate of any Lender is a party.

“Guarantors” means a collective reference to the Persons identified as “Guarantors” on the signature pages hereto, and each other Person that subsequently becomes a Guarantor by executing a Joinder Agreement as contemplated by Section 7.13, and “Guarantor” means any one of them. A list of the Guarantors as of the Closing Date is set forth on Schedule 1.01(a) attached hereto; provided, that such schedule shall be updated from time to time in accordance with Section 7.13 hereof.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV hereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) the Attributable Indebtedness of such Person with respect to Capital Leases and Synthetic Lease Obligations, (g) all net obligations of such Person under Swap Contracts, (h) all direct and contingent obligations arising under letters of credit (including standby and commercial) and bankers’ acceptances, including, without duplication, all unreimbursed drafts drawn thereunder (less the amount of any cash collateral securing any such letters of credit and/or bankers’ acceptances), (i) all obligations of such Person to repurchase any securities issued by such Person at any time prior to the Term Loan Maturity Date which repurchase obligations are related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares, (j) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale or securitization of receivables (or similar transaction) to the extent such transaction is effected with recourse to such Person (whether or not such transaction would be reflected on the balance sheet of such Person in accordance with GAAP), (k) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (l) all Guarantees of such Person with respect to Indebtedness of another Person, (m) all Debt-like Preferred Stock Liabilities associated with any Debt-like Preferred Stock of such Person (other than amounts associated with accrued and unpaid dividends) and (n) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Indebtedness is recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. To the extent that the rights and remedies of the obligee of any Indebtedness are limited to certain property and are otherwise non-recourse to such Person, the amount of such Indebtedness shall be limited to the value of the Person’s interest in such property (valued at the higher of book value or market value as of such date of determination).

“Indemnified Taxes” means Taxes other than Excluded Taxes

“Indemnitees” has the meaning specified in Section 11.04(b).

“Intellectual Property” has the meaning specified in Section 6.17.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Revolver Maturity Date or Term Loan Maturity Date, as applicable; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates for such Loan; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Revolver Maturity Date or Term Loan Maturity Date, as applicable.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three, six, nine or twelve months thereafter, as selected by the Borrower in its Committed Loan Notice (and to the extent available from each Lender); provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Revolver Maturity Date or Term Loan Maturity Date, as applicable.

“Investment” by any Person (a) in any other Person means (i) any Acquisition of such Person or its Property (which Property qualifies as a capital asset or is otherwise purchased outside the ordinary course of business of such Person), (ii) any other acquisition of Capital Stock, bonds, notes, debentures or other ownership interests or other securities of such other Person, (iii) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment inventory and supplies in the ordinary course of business) or (iv) any other capital contribution to or investment in such Person, including, without limitation, any Guarantee (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person and any Disposition to such Person for consideration less than the fair market value of the Property disposed in such transaction, but excluding any Restricted Payment to such Person; and (b) means the purchase price paid, acquisition costs and expenses incurred and any other value given by such Person in connection with the purchase or other acquisition for value of any Property which qualifies as a capital asset or is otherwise purchased outside the ordinary course of business of such Person. Investments which are capital contributions or purchases of Capital Stock which have a right to participate in the profits of the issuer thereof shall be valued at the amount (or, in the case of any Investment made with Property other than cash, the book value of such Property) actually contributed or paid (including cash and non-cash consideration and any assumption of Indebtedness) to purchase such Capital Stock as of the date of such contribution or payment, less the amount of all repayments and returns of principal or capital thereon to the extent paid in cash or Cash Equivalents (or, in the case of any Investment made with Property other than cash, upon return of such Property, by an amount equal to the lesser of the book value of such Property at the time of such Investment or the fair market value of such Property at the time of such return) and received after the Closing Date. Investments which are loans, advances, extensions of credit or Guarantees shall be valued at the principal amount of such loan, advance or extension of credit outstanding as of the date of determination or, as applicable, the principal amount of the loan or advance outstanding as of the date of determination actually guaranteed by such Guarantees.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of any Consolidated Party.

“I/O Strip” means an interest in a pool of Securitization Assets and Related Security issued in connection with a Securitization Asset Sale or otherwise, which entitles the holder to receive a portion of the interest paid on, but not principal repaid in respect of, such interest in Securitization Assets and Related Security.

“IRS” means the United States Internal Revenue Service, or any successor thereto.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit F hereto, executed and delivered by a new Guarantor in accordance with the provisions of Section 7.13.

“Law(s)” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date required therefor pursuant to Section 2.03(c)(i) and has not been fully refinanced as a Borrowing of Revolving Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For the purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means a collective reference to the Persons identified as “Lenders” on the signature pages hereto, together with any Person that subsequently becomes a Lender by way of assignment in accordance with the terms of Section 11.7, together with their respective successors, and “Lender” means any one of them, and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a standby letter of credit only.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Expiration Date” means the day that is 30 days prior to the Revolver Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to (a) twenty-five percent (25.0%), multiplied by (b) the Aggregate Revolving Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means any extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan, a Term Loan and/or a Swing Line Loan, as the context may require. The term “Loan” also shall mean, as appropriate, (i) any portion of the Revolving Loans bearing interest at the same rate of interest and having an Interest Period which begins and ends on the same date and (ii) any portion of the Term Loan bearing interest at the same rate of interest and having an Interest Period which begins and ends on the same date.

“Loan Documents” means this Agreement, each Note, each Letter of Credit, each Issuer Document, each Joinder Agreement, the Collateral Documents and the Fee Letter.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contractual Obligation” means any one or more Contractual Obligations as to which, individually or in the aggregate, the breach, nonperformance, cancellation or failure to renew by any party to the applicable underlying contract(s), agreement(s) or other arrangement(s) could reasonably be expected to have a Material Adverse Effect.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Negative Pledge” means a provision of any agreement (other than this Agreement or any other Loan Document) that prohibits the creation of any Lien on any assets of a Person, whether presently owned or hereafter acquired in favor of the Administrative Agent for the benefit of the Secured Parties and as security for the Obligations; provided, however, that an agreement that establishes a maximum ratio of unsecured debt to unencumbered assets, or of secured debt to total assets, or that otherwise conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a “Negative Pledge” for purposes of this Agreement.

“Net Proceeds” means, with respect to any Indebtedness of any Person, the aggregate amount of proceeds actually received by such Person in respect of such Indebtedness net of direct costs incurred in connection with the obtaining of such Indebtedness (including, without limitation, legal, accounting and investment banking or commitment fees).

“Non-Recourse Indebtedness” means any Indebtedness of the Borrower or any of its Subsidiaries or with respect to the assets of such Person, in each case, which is not Recourse Indebtedness.

“Note” or “Notes” means the Revolving Notes and/or the Term Notes, individually or collectively, as appropriate.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including (i) interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (ii) any Guaranteed Swap Contract.

“Operating Lease” means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Originators” means the Borrower and/or any of its Subsidiaries in their respective capacities as parties to any Securitization Transaction Documents, as sellers or transferors of any Securitization Assets and Related Security in connection with a Permitted Securitization Transfer.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outside Interests” means, at any time, interests in any assets or entities (and, as applicable, the cost thereof, Cash and Cash Equivalents held in connection therewith, the income, revenues, interest expense, taxes, depreciation and amortization attributable thereto) owned by Persons that are not Consolidated Parties.

“Outstanding Amount” means (i) with respect to Revolving Loans, Term Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans, Term Loans or Swing Line Loans as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted BBE Securitization Liens” means Liens granted by any Borrowing Base Entity in connection with any Permitted Securitization Transfer and/or any Securitization Transaction Documents; provided, that such Liens shall not, in any case, attach to any Property of any Borrowing Base Entity other than the applicable Securitization Assets and Related Security contributed, sold or otherwise transferred by such Borrowing Base Entity in its capacity as an Originator with respect to such Permitted Securitization Transfer and/or Securitization Transaction Documents.

“Permitted Investments” means, at any time, Investments by the Consolidated Parties permitted to exist at such time pursuant to the terms of Section 8.02.

“Permitted Liens” means, at any time, Liens in respect of Property of the Loan Parties permitted to exist at such time pursuant to the terms of Section 8.01.

“Permitted Securitization Transfer” means (a) a sale or other transfer by an Originator to a Special Purpose Entity of Securitization Assets and Related Security for fair market value and without recourse (except for limited recourse typical of such structured finance transactions), and/or (b) a sale, other transfer or the grant of a Lien by a Special Purpose Entity to or for the benefit of, directly or indirectly, (i) purchasers of or other investors in such Securitization Assets and Related Security or interests therein or securities issued with respect thereto or (ii) any other Person (including a Special Purpose Entity) in a transaction in which purchasers or other investors purchase or are otherwise transferred such Securitization Assets and Related Security or interests therein or securities or Indebtedness issued with respect thereto, in each case pursuant to and in accordance with the terms of the Securitization Transaction Documents.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge Agreement” means the security and pledge agreement in the form of Exhibit B dated as of the Closing Date executed in favor of the Administrative Agent by each Loan Party owning any Capital Stock in any Borrowing Base Entity, as amended, modified, restated or supplemented from time to time.

“Prepayment Administration Fee” shall have the meaning assigned to such term in Section 2.09(b).

“Pre-Closing Financial Statements” means a collective reference to (a) the audited consolidated and consolidating balance sheet of CNL Restaurant Properties, Inc. and its Subsidiaries for the fiscal year ended December 31, 2004 and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the CNL Restaurant Properties, Inc. and its Subsidiaries, including the notes thereto; (b) the audited consolidated balance sheet of U.S. Restaurant Properties, Inc. and its Subsidiaries for the fiscal year ended December 31, 2004 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of U.S. Restaurant Properties, Inc. and its Subsidiaries, including the notes thereto; and (c) the audited balance sheet of each of CNL Income Funds I-XVIII for the fiscal year ended December 31, 2004 and the related statements of income or operations, shareholders’ equity and cash flows for such fiscal year, including the notes thereto.

“Preferred Stock” means, with respect to any Person, shares of Capital Stock in such Person which are entitled to preference or priority over any other Capital Stock in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Pro Forma Basis” means, for purposes of calculating (utilizing the principles set forth in Section 1.03(c)) compliance with the Borrowing Base restrictions set forth herein and each of the financial covenants set forth in Section 8.11(a)-(d) and (f)in respect of a proposed transaction, that such transaction shall be deemed to have occurred as of the first day of the four fiscal-quarter period ending as of the most recent fiscal quarter end preceding the date of such transaction with respect to which the Administrative Agent has received the Required Financial Information. As used herein, “transaction” shall mean (a) any incurrence or assumption of Indebtedness as referred to in Section 8.03(d), (e) or (h), or (b) any removal of a Borrowing Base Asset from qualification as such pursuant to Section 8.05(a) or (b) or any other Disposition as referred to in Section 8.05. In connection with any calculation relating to the Borrowing Base or of the financial covenants set forth in Section 8.11(a)-(d) and (f)upon giving effect to a transaction on a Pro Forma Basis:

(i)	for purposes of any such calculation in respect of any incurrence or assumption of Indebtedness as referred to in Section 8.03(d), (e) or (h), any Indebtedness which is retired in connection with such incurrence or assumption shall be excluded and deemed to have been retired as of the first day of the applicable period; and

(ii)	for purposes of any such calculation in respect of any removal of a Borrowing Base Asset from qualification as such pursuant to Section 8.05 or any other Disposition as referred to in Section 8.05, (A) income statement items (whether positive or negative) attributable to the Person or Property disposed of shall be excluded, (B) any Indebtedness which is retired in connection with such transaction shall be excluded and deemed to have been retired as of the first day of the applicable period and (C) pro forma adjustments shall be included to the extent that such adjustments would give effect to events that are (1) directly attributable to such transaction, (2) expected to have a continuing impact on the Consolidated Parties and (3) factually supportable (in the reasonable judgment of the Administrative Agent).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Property-Level EBITDA” means, for any Real Property for any period, an amount equal to (a) the net income (excluding extraordinary items) of such Real Property for such period before (without duplication) interest expense applicable to such Real Property, income taxes applicable to such Borrowing Base Asset and depreciation and amortization applicable to such Real Property, all as determined in accordance with GAAP, multiplied by (b) (i) if such Real Property is owned by a Wholly-Owned Subsidiary of the Borrower, one; or (ii) if such Real Property is owned by a Consolidated Party that is not the Borrower or a Wholly-Owned Subsidiary of the Borrower, the Borrower Interest with respect to such Consolidated Party; provided, that interest expense, income taxes and other entity-level expenses shall be allocated among all Real Properties owned by the applicable entity(ies) on a pro rata basis based on the percentage of each such Real Property’s revenue to the total revenue of all such Real Properties.

“Qualified Ground Lease Asset” means, at any time, a ground lease (whether related to an interest in land alone or an interest in land and the improvements located thereon): (i) under which a Loan Party is the lessee or holds equivalent rights (including, without limitation, as a sublessee), (ii) that has a remaining term of no less than six (6) years, (iii) under which any required rental payment, principal or interest payment or other payment due under such lease or sublease, as applicable, from the Loan Party to the ground lessor is not more than sixty (60) days past due, (iv) where no party to such lease or sublease, as applicable, is the subject of a Bankruptcy Event (except to the extent that (A) such Person has been subject to a proceeding under Chapter 11 of the Federal Bankruptcy Code, (B) the applicable bankruptcy court has approved and confirmed such Person’s plan for reorganization, (C) all statutory appeal periods with respect to such proposed plan have been exhausted without objection and (D) such Person is performing its obligations under such approved plan), and (v) where the Loan Party’s interest in the Real Property or the lease or sublease, as applicable, is not subject to (A) any Lien other than Permitted Liens of the types described in clauses (c), (d), (g), (j), and/or (k) of Section 8.01, or (B) any Negative Pledge; and “Qualified Ground Lease Assets” means a collective reference to each Qualified Ground Lease Asset.

“Qualified REIT Subsidiary” shall have the meaning given to such term in the Code.

“Real Properties” means, at any time, a collective reference to each of the facilities and real properties owned or leased by the Consolidated Parties or in which any Consolidated Party has an interest at such time; and “Real Property” means any one of such Real Properties.

“Recourse Indebtedness” means any Indebtedness of the Borrower or any of its Subsidiaries or with respect to the assets of such Person, in each case, for which such Person is personally liable to the holder of such Indebtedness, other than solely pursuant to customary recourse exceptions to non-liability (including those related to indemnities for environmentally-related costs, expenses and liabilities) related to a transaction (as determined by the Administrative Agent, in its reasonable discretion (or, to the extent the Administrative Agent has not specifically reviewed the terms and conditions of such Indebtedness, as determined by the Borrower, in its reasonable discretion)).

“Register” has the meaning specified in Section 11.06(c).

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Committed Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Financial Information” means, with respect to each fiscal period or quarter of the Borrower, (a) the financial statements required to be delivered pursuant to Section 7.01(a) or (b) for such fiscal period or quarter, and (b) the certificate of a Responsible Officer of the Borrower required by Section 7.02(b) to be delivered with the financial statements described in clause (a) above.

“Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of the sum of (a) either (i) the Aggregate Revolving Commitments (and participations therein) or (ii) if the Aggregate Revolving Commitments have been terminated, the Total Revolving Outstandings (and participations therein), plus (b) the Total TL Outstandings (and participations therein). The unfunded Revolving Commitments of, the share of Total Revolving Outstandings allocable to and the Term Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer or treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a

Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding (including without limitation any payment in connection with any dissolution, merger, consolidation or disposition involving any Consolidated Party), or to the holders, in their capacity as such, of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding or (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding.

“Revolver Extended Maturity Date” shall have the meaning assigned to such term in Section 2.07(a)(ii).

“Revolver Initial Maturity Date” shall have the meaning assigned to such term in Section 2.07(a)(i).

“Revolver Maturity Date” shall have the meaning assigned to such term in Section 2.07(a)(iii).

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such schedule/amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Note” has the meaning specified in Section 2.11(a).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means any arrangement pursuant to which any Consolidated Party, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (a) which such Consolidated Party has sold or transferred (or is to sell or transfer) to a Person which is not a Consolidated Party or (b) which such Consolidated Party intends to use for substantially the same purpose as any other Property which has been sold or transferred (or is to be sold or transferred) by such Consolidated Party to another Person which is not a Consolidated Party in connection with such lease.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means, with respect to any Person, any Indebtedness (other than Indebtedness incurred hereunder or under the Loan Documents) that is secured in any manner by any Lien. Indebtedness in respect of Capitalized Lease Obligations shall not be deemed to be Secured Indebtedness. For clarification purposes,

(a) any unsecured guaranty given by any Loan Party of secured indebtedness of a Person who is not a Loan Party constitutes Unsecured Indebtedness of such Loan Party giving the guaranty,

(b) any unsecured guaranty given by any Loan Party of the secured indebtedness of another Loan Party constitutes the Secured Indebtedness of the Loan Party directly incurring the secured indebtedness and shall not be calculated as part of the Indebtedness (either Secured or Unsecured) of such Loan Party giving the guaranty (except to the extent that the relevant calculation does not otherwise account for the Indebtedness of the Loan Party directly incurring the underlying secured indebtedness, in which case it shall constitute the Unsecured Indebtedness of the Loan Party giving the guaranty),

(c) any unsecured guaranty given by any Loan Party of the unsecured indebtedness of a Person who is not a Loan Party constitutes the Unsecured Indebtedness of such Loan Party giving the guaranty,

(d) any unsecured guaranty given by any Loan Party of the unsecured Indebtedness of another Loan Party constitutes the Unsecured Indebtedness of the Loan Party directly incurring such Indebtedness and shall not be calculated as part of the Indebtedness (either Secured or Unsecured) of such Loan Party giving the guaranty (except to the extent that the relevant calculation does not otherwise account for the Indebtedness of the Loan Party directly incurring the underlying unsecured indebtedness, in which case it shall constitute the Unsecured Indebtedness of the Loan Party giving the guaranty),

(e) any secured guaranty given by any Loan Party of secured indebtedness of a Person who is not a Loan Party constitutes Secured Indebtedness of such Loan Party giving the guaranty,

(f) any secured guaranty given by any Loan Party of the secured indebtedness of another Loan Party constitutes the Secured Indebtedness of the Loan Party directly incurring the secured indebtedness and shall not be calculated as part of the Indebtedness (either Secured or Unsecured) of such Loan Party giving the guaranty (except to the extent that the relevant calculation does not otherwise account for the Indebtedness of the Loan Party directly incurring the underlying secured indebtedness, in which case it shall constitute the Secured Indebtedness of the Loan Party giving the guaranty),

(g) any secured guaranty given by any Loan Party of the unsecured indebtedness of a Person who is not a Loan Party constitutes the Secured Indebtedness of such Loan Party giving the guaranty, and

(h) any secured guaranty given by any Loan Party of the unsecured Indebtedness of another Loan Party constitutes the Secured Indebtedness of such Loan Party giving the guaranty and shall not be calculated as part of the Indebtedness (either Secured or Unsecured) of the Loan Party directly incurring such Indebtedness (except to the extent that the relevant calculation does not otherwise account for the Indebtedness of such Loan Party giving the guaranty, in which case it shall constitute the Unsecured Indebtedness of the Loan Party directly incurring the underlying unsecured indebtedness).

“Secured Party” means any Lender (and any Lender or Affiliate of a Lender that is a party to a Guaranteed Swap Contract), the L/C Issuer or the Administrative Agent; and “Secured Parties” means a collective reference to each Secured Party.

“Securitization Assets” means and includes all of the applicable Originator’s or Special Purpose Entity’s Real Property, promissory notes, mortgage loans, net fee and leased property interests, investment securities representing an interest in or secured by debt or equity tranches of investment securities, chattel paper, leases or other similar assets of such Originator or Special Purpose Entity, together with related title or other insurance policies, hedge or swap agreements and other assets directly or indirectly and only to the extent related to such assets, and all proceeds, rights, title, security and guaranties with respect to each of the foregoing.

“Securitization Assets and Related Security” means the Securitization Assets and the related security and collections with respect thereto which are sold or transferred by any Originator or Special Purpose Entity in connection with any Permitted Securitization Transfer.

“Securitization Asset Sale” means a transaction consisting of one or more limited recourse or nonrecourse transfers by the Borrower or any of its Subsidiaries, to a Special Purpose Entity, of Securitization Assets and Related Security, which transfers may properly be, and are, accounted for on the consolidated balance sheet of the Borrower as sales or contributions to capital and, if applicable, in conformity with Financial Accounting Standards Board Statement of Financial Accounting Standard No. 140 followed reasonably promptly and, after any intermediate transactions, by either (x) sales of such assets (or interests therein) to one or more Persons the accounts of which (unless the applicable Special Purpose Entity is an Excluded Entity) would not be required to be consolidated with those of the Borrower in their consolidated financial statements in accordance with GAAP (provided that subordinated interests in such assets and I/O Strips may be issued or sold to any Person) or (y) the incurrence by a Special Purpose Entity of Indebtedness secured by a Lien encumbering only the assets of such Special Purpose Entity; provided that all of the Indebtedness, liabilities and other obligations of such Special Purpose Entity incurred in connection with such transactions are nonrecourse for the payment or performance thereof to the Borrower or any of its Subsidiaries (excluding such Special Purpose Entity) other than the following: (a) reasonable and customary obligations of the Borrower or any of its Subsidiaries with respect to (i) the servicing of any assets which are the subject of such transaction, (ii) administrative and ministerial matters relating to such Special Purpose Entity, (iii) maintenance of the corporate separateness of such Special Purpose Entity from that of the Borrower and its Subsidiaries, and (iv) the guaranty of payment of fees of any Person acting as a trustee, deposit account bank or financial insurer in connection with such transaction and indemnification obligations owing to any such Person; (b) reasonable and customary repurchase obligations and other liabilities resulting from the breach of representations, warranties and covenants that are not related to ongoing creditworthiness of the obligors on the assets the subject of such transactions and (c) limited recourse provisions giving rise to Indebtedness solely to the extent permitted under Section 8.03. For purposes of this definition, whether an obligation or liability is “reasonable and customary” shall be determined with reference to terms of similar transactions prevailing as of the date hereof.

“Securitization Transaction Documents” means any series of purchase or sale or financing agreements generally consistent with terms contained in comparable structured finance transactions pursuant to which an Originator or Originators sell or transfer to Special Purpose Entities all of their respective right, title and interest in and to certain Securitization Assets and Related Security for further sale or transfer to or for the benefit of other purchasers of or investors in such assets or securities or other Indebtedness backed by such assets (and the other documents, instruments and agreements executed in connection therewith, including any servicing or similar agreements with terms contained in comparable structured finance transactions), as any such agreements may be amended, restated, supplemented or otherwise modified from time to time, or any replacement or substitution therefor.

“Series A Preferred Stock” means the $1.93 Series A Cumulative Convertible Preferred Stock of the Borrower, as in effect on the Closing Date.

“Series B Preferred Stock” means the 8.0% Series B Cumulative Convertible Preferred Stock of the Borrower, as in effect on the Closing Date.

“Series C Preferred Stock” means the 7.5% Series C Cumulative Convertible Preferred Stock of the Borrower, as in effect on the Closing Date.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value measured on a going concern basis of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value measured on a going concern basis of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Entity” means any Person (a) which has a legal structure and capitalization intended to make such entity a “bankruptcy remote” entity; (b) which has been organized for the sole purpose of purchasing financial and/or real estate and related assets in connection with a structured financing or securitization transaction permitted hereunder; (c) which has no assets other than (i) the financial or real estate assets directly acquired in connection with, and which are the subject of, such structured financing, and any related title or other insurance policies, hedge agreements and other assets directly or indirectly and only to the extent related to such assets, (ii) cash and other assets contributed or distributed to such Person, or otherwise acquired by it, in connection with such structured financing or securitization transaction, and which assets are retained by such Person either pursuant to the requirements of such structured financing or securitization transaction or to permit it to fulfill its obligations under the terms of such structured financing or securitization transaction, (iii) assets which such Person is to (and does in fact) dispose of promptly following such Person’s acquisition of such assets, and (iv) in the case of a Permitted Securitization Transfer, including, without limitation, a Securitization Asset Sale, subordinated interests acquired in connection with such Permitted Securitization Transfer; and (d) which none of the Borrower or any Loan Party have any direct obligation to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results except as otherwise permitted in connection with such structured financing or securitization transaction.

“Subject Transactions” means (a) that certain transaction consisting of the reverse merger of CNL Restaurant Properties, Inc. into U.S. Restaurant Properties, Inc., a Maryland corporation, and the subsequent purchase by the survivor of such merger (the Borrower, “Trustreet Properties, Inc.”) of certain of the CNL Income Funds I-XVIII holding, in the aggregate, not less than seventy-five percent (75.0%) of the aggregate value of all of the assets held by such certain CNL Income Funds I-XVIII (as reasonably determined by the Administrative Agent) effective as of February 25, 2005; and (b) the Borrower’s issuance of the 2005 Senior Notes.

“Subordinated Interest” means a subordinate interest (whether characterized as debt or equity, and including without limitation, general and limited partnership interests, participation certificates and trust certificates) in a pool of promissory notes, mortgage loans, chattel paper, leases or other similar financial assets.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Capital Stock having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means, as of any date of determination, an amount equal to (a) twenty percent (20.0%), multiplied by (b) the Aggregate Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” means any Person who is a lessee (or, in the case of a Real Property subject to a Qualified Ground Lease, the sublessee of the applicable Loan Party lessee) with respect to any lease related to a Borrowing Base Asset (other than the applicable Loan Party owner of such asset in its capacity as a ground lessor, if applicable).

“Term Loan” has the meaning specified in Section 2.01(b).

“Term Loan Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan to the Borrower pursuant to Section 2.01(b) or in connection with Section 2.06(b), in the principal amount set forth opposite such Lender’s name on Schedule 2.01 (as adjusted from time to time in accordance with the terms of Section 1.07) or as committed by such Lender in connection with Section 2.06(b). The aggregate principal amount of the Term Loan Commitments of all of the Lenders as in effect on the Closing Date is ONE HUNDRED SEVENTY-FIVE MILLION DOLLARS ($175,000,000.00).

“Term Loan Maturity Date” shall have the meaning assigned to such term in Section 2.07(b).

“Term Note” has the meaning specified in Section 2.11(a).

“Threshold Amount” means $10,000,000.00.

“Total Facility Outstandings” means, as of any date of determination, the Total Revolving Outstandings plus the Total TL Outstandings.

“Total Revolving Outstandings” means, as of any date of determination, the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans and all L/C Obligations as of such date.

“Total TL Outstandings” means, as of any date of determination, the aggregate Outstanding Amount of all Term Loans as of such date.

“Type” means, with respect to any Revolving Loan or Term Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unconsolidated Affiliate” shall mean, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person; provided, that for the avoidance of doubt, “Unconsolidated Affiliate” shall not include any Excluded Entity to the extent the assets and liabilities of such Excluded Entity are not included on the balance sheet of the Consolidated Parties for purposes of GAAP.

“Unconsolidated Affiliate Interest” means, with respect to any Unconsolidated Affiliate of the Borrower and its Subsidiaries, the percentage of the Capital Stock or other equity interests in such Unconsolidated Affiliate owned by any Consolidated Party; provided, however, that in calculating the “Unconsolidated Affiliate Interest” held with respect to any liabilities or Indebtedness of an Unconsolidated Affiliate, such percentage shall be the greater of (a) the percentage calculated pursuant to the foregoing provisions of this definition and (b) the percentage amount of such liabilities and/or Indebtedness which is recourse to any Consolidated Party holding interests in such Unconsolidated Affiliate (in each case without duplication of amounts already included in the applicable calculation).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unsecured Indebtedness” means, with respect to any Person and for any given calculation date, all Indebtedness of such Person that is not Secured Indebtedness, including all Indebtedness in respect of Capitalized Lease Obligations (subject to the provisions and allocation rules set forth in the definition of “Secured Indebtedness” set forth herein). For purposes of calculating the financial covenants and available amounts hereunder, the Obligations shall be deemed Unsecured Indebtedness.

“Unused Fee” has the meaning specified in Section 2.09(a).

“Warehouse Credit Facility” means any of (i) that certain Second Amended and Restated Master Repurchase Agreement, dated as of November 8, 2002, as amended, by and among CNL Financial VII, LP, as seller, CNL Restaurant Capital, LP (f/k/a CNL Franchise Network, LP), as originator, and Bank of America, N.A., as buyer, (ii) that certain Interim Wholesale Mortgage Warehouse and Security Agreement, dated as of March 26, 2001, as amended, by and among CNL Financial VIII, LP, as borrower, CNL Restaurant Capital, LP (f/k/a CNL Franchise Network, LP) and CNL Financial Services, LP, as credit parties, and Credit Suisse First Boston, New York Branch, as lender, (iii) that certain Loan and Security Agreement, dated as of June 14, 2002 by and among CNL Financial IX, LP, as borrower, Nieuw Amsterdam Receivables Corporation, as lender, CNL Financial Services, LP, as serivcer, Wells Fargo Bank, N.A. (f/k/a Wells Fargo Bank Minnesota, N.A.), as custodian and Cooperatieve Centrale Raiffeisn-Boerenleenbank, B.A., “Rabobank International”, New York Branch, as administrative agent, and (iv) any similar repurchase agreement, loan agreement, indenture or other agreement or instrument entered into for the purpose of financing the purchase of Real Properties and related assets on a basis consistent with the facilities described in clauses (i) through (iii) inclusive, as in effect from time to time; in each case including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time, regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the same financial institutions or otherwise.

“Warehouse Subsidiary” means (a) any Subsidiary (other than a Borrowing Base Entity) of the Borrower that is, or is created for the purpose of becoming, an obligor under any Warehouse Credit Facility; provided, that a Subsidiary created for the purpose of becoming an obligor under such a facility shall cease to qualify as a “Warehouse Subsidiary” hereunder to the extent it does not become such an obligor within one (1) year of its creation or (b) any Subsidiary (other than a Borrowing Base Entity) that only owns property purchased with the proceeds of any Warehouse Credit Facility (and assets related thereto) if such Subsidiary provides credit support (including any direct or indirect pledge of such purchased property or Indebtedness secured by such purchased property) for such Warehouse Credit Facility.

“Wholly Owned Subsidiary” means any Person 100% of whose Capital Stock (other than director’s qualifying shares) is at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Capital Stock is at the time owned, directly or indirectly, by the Borrower.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, and (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time; provided, however, that calculations of Attributable Indebtedness under any Synthetic Lease Obligations or the implied interest component of any Synthetic Lease Obligations shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease Obligations.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended or such request shall be withdrawn, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Notwithstanding the above, but subject to the provisions of the term “Calculation Period,” the parties hereto acknowledge and agree that, for purposes of all calculations made under the financial covenants set forth in Section 8.11 (including without limitation for purposes of the definitions of “Pro Forma Basis” set forth in Section 1.01), (i) after consummation of any Disposition (A) income statement items (whether positive or negative) and capital expenditures attributable to the Property disposed of shall be excluded and (B) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (ii) after consummation of any Acquisition (A) income statement items (whether positive or negative) and capital expenditures attributable to the Person or Property acquired shall, to the extent not otherwise included in such income statement items for the Consolidated Parties in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01, be included to the extent relating to any period applicable in such calculations, (B) to the extent not retired in connection with such Acquisition, Indebtedness of the Person or Property acquired shall be deemed to have been incurred as of the first day of the applicable period and (C) pro forma adjustments may be included to the extent that such adjustments would give effect to items that are (1) directly attributable to such transaction, (2) expected to have a continuing impact on the Consolidated Parties and (3) factually supportable (in the reasonable opinion of the Administrative Agent).

1.04 Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07 Amendment to Commitments/Outstandings Schedule.

Schedule 2.01 shall, for purposes of this Agreement, be deemed to be amended to reflect (a) any assignment by a Lender of its rights and obligations hereunder made in accordance with Section 11.06 hereof, (b) the increase in the Aggregate Revolving Commitments and the re-allocation of Applicable Percentages resulting therefrom or the increase in the Term Loans, in each case to the extent such increase is accomplished in accordance with the terms of Section 2.06 hereof or otherwise with the consent and approval of 100.0% of the Lenders and/or (c) any other adjustments occurring from time to time in the allocations of Revolving Commitments and Term Loans to the extent made in accordance with the terms and conditions hereof, in each case, as reasonably determined by the Administrative Agent from time to time based on the information provided to it by the parties hereto.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Revolving Loans and the Term Loan.

(a) Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower from time to time, on any Business Day during the Availability Period; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) the Total Facility Outstandings shall not exceed the Borrowing Base and (iii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) Term Loan. Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (the “Term Loan”) to the Borrower on the Closing Date in an amount not to exceed such Lender’s Term Loan Commitment. Amounts repaid on the Term Loan may not be reborrowed. The Term Loan may consist of Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Committed Loans.

(a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the irrevocable notice from the Borrower to the Administrative Agent, which may be given by telephone (provided that such telephonic notice complies with the information requirements of the form of Committed Loan Notice attached hereto). Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, all Committed Borrowings made on the Closing Date shall be made as Base Rate Loans unless the Borrower shall have delivered all items reasonably requested by the Administrative Agent for the making of Eurodollar Rate Loans at least three (3) days prior to the Closing Date. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion of a Eurodollar Rate Loan to a Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to such Eurodollar Rate Loan. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Borrowing consisting of Revolving Loans is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing first shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Subject to Section 3.05, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans having Interest Periods greater than one month without the consent of the Required Lenders. During the existence of an Event of Default, no Loans may be converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than (i) ten (10) Interest Periods in effect with respect to Revolving Loans, and (ii) five (5) Interest Periods in effect with respect to the Term Loan.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (x) the Total Facility Outstandings shall not exceed the Borrowing Base, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit if, subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate or one or more policies of the L/C Issuer; or

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $200,000.

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require generally of other Persons requesting letters of credit under similar facilities.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more of the applicable conditions contained in Article V shall not then be satisfied, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or any Loan Party that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 2:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), if the Borrower shall have received notice of the applicable drawing prior to 11:00 a.m., on the Honor Date (or, if such notice is received later than 10:00 a.m. on the Honor Date, then not later than 2:00 p.m. on the Business Day immediately following the day the Borrower received such notice) the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Revolving Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 3:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount and the Borrower’s obligation to repay the Unreimbursed Amount shall be deemed discharged and replaced to the extent of such deemed Base Rate Loan and the Borrower’s obligation to repay such deemed Base Rate Loan. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Revolving Loans because the conditions set forth in Section 5.02 (other than delivery of a Committed Loan Notice) cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, within one day of such date, Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing to secure the Obligations. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts at Bank of America. All amounts of cash or deposit account balances under this clause (g), to the extent not applied to the Obligations in accordance with the terms of this Agreement, shall be returned to the Borrower within three (3) Business Days after all L/C Borrowings have been paid, all Events of Default shall have been waived or cured and Borrower has provided a written request for the return of such funds.

(h) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit Fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin times the daily amount available to be drawn under such Letter of Credit. For the purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) computed in arrears on a quarterly basis (or such shorter period as may result from the termination or cancellation of a Letter of Credit) and (ii) due and payable on the first Business Day after the end of each March, June, September and December and as of the date of any cancellation or termination of a given Letter of Credit (with respect to such Letter of Credit), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter (or other period) that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit equal to 12.5 basis points, computed on the maximum face amount of such Letter of Credit, and payable upon the issuance and each renewal thereof (and upon amendment of such Letter of Credit to the extent such amendment increases the amount thereof). In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Documents, or if the terms of any Issuer Documents shall be more restrictive than the terms hereof, the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04 Swing Line Loans

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans, the Term Loan and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) the Total Facility Outstandings shall not exceed the Borrowing Base and (iii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:30 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request (provided such request is made prior to the date occurring thirty (30) Business Days following the date on which the applicable Swing Line Loan is made), on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Revolving Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 5.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 10:00 a.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender (provided such request is made prior to the date occurring thirty (30) Business Days following the date on which the applicable Swing Line Loan is made) that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will use good faith efforts to promptly distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) Voluntary Prepayments of Loans.

(i) Committed Loans. The Borrower may, upon notice to the Administrative Agent, at any time or from time (A) voluntarily prepay Base Rate Loans in whole or in part without premium or penalty, and (B) subject to Section 3.05 hereof, voluntarily prepay Eurodollar Rate Loans in whole or in part without premium or penalty; provided that (w) such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (ii) on the date of prepayment of Base Rate Loans; (x) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (y) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (z) any prepayment of the Term Loan shall be applied ratably to the Term Loans and be accompanied by any Prepayment Administration Fee applicable to such prepayment in connection with Section 2.09(b). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(ii) Swing Line Loans. The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 11:00 a.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory Prepayments.

(i) Aggregate Revolving Commitments. If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall, within one (1) Business Day, prepay Revolving Loans and/or Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Loans the Total Revolving Outstandings exceed the Letter of Credit Sublimit.

(ii) Total Facility Outstandings and Borrowing Base. If for any reason the Total Facility Outstandings at any time exceed the then-applicable Borrowing Base, the Borrower shall, within one (1) Business Day, prepay the Term Loan, the Revolving Loans and/or the Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Loans the Total Revolving Outstandings exceed the Letter of Credit Sublimit.

(iii) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.05(b) shall be applied first to Swing Line Loans, and then as follows:

(A) with respect to all amounts prepaid pursuant to Section 2.05(b)(i), to Revolving Loans and (after all Revolving Loans have been repaid) to Cash Collateralize L/C Obligations;

(B) with respect to all amounts prepaid pursuant to Section 2.05(b)(ii), to (i) the Revolving Loans and (after all Revolving Loans have been repaid) to Cash Collateralize L/C Obligations and/or (ii) to the Term Loans (as determined in the Borrower’s sole discretion).

Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

(iv) Prepayment Account. If the Borrower is required to make a mandatory prepayment of Eurodollar Rate Loans under this Section 2.05(b), the Borrower shall have the right, in lieu of making such prepayment in full, to deposit an amount equal to such mandatory prepayment with the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent. Any amounts so deposited shall be held by the Administrative Agent as collateral for the prepayment of such Eurodollar Rate Loans and shall be applied to the prepayment of the applicable Eurodollar Rate Loans at the end of the current Interest Periods applicable thereto. At the request of the Borrower, amounts so deposited shall be invested by the Administrative Agent in Cash Equivalents maturing prior to the date or dates on which it is anticipated that such amounts will be applied to prepay such Eurodollar Rate Loans; any interest earned on such Cash Equivalents will be for the account of the Borrower and the Borrower will deposit with the Administrative Agent the amount of any loss on any such Cash Equivalents to the extent necessary in order that the amount of the prepayment to be made with the deposited amounts may not be reduced.

2.06 Termination, Reduction or Increase of Aggregate Revolving Commitments.

(a) Voluntary Reductions. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $5,000,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, (A) the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments or (B) the Total Facility Outstandings would exceed the then-applicable Borrowing Base.

(b) Voluntary Increases. Following the Closing Date, the Aggregate Revolving Commitments and/or the Total TL Outstandings may, at the option of the Borrower, be increased by an aggregate amount of up to $100,000,000 (with the total amount of such increases (to the extent less than $100,000,000) and the requested allocation of such increases between the Aggregate Revolving Commitments and/or the Total TL Outstandings to be at the option of the Borrower (provided, that increases to either of the Aggregate Revolving Commitments or the Total TL Outstandings shall be in an aggregate amount of $5,000,000 or any whole multiple of $5,000,000 in excess thereof)) if:

(i) to the extent it desires to increase one or both of the Aggregate Revolving Commitments or the Total TL Outstandings, the Borrower, on or before the date occurring twenty-four (24) months following the Closing Date, with respect to both the Aggregate Revolving Commitments and the Total TL Outstandings, shall request such increase(s) in writing to the Administrative Agent and shall specify therein the amount(s) of its requested increase(s) and allocation thereof between the Aggregate Revolving Commitments and/or the Total TL Outstandings;

(ii) the Arranger is able, within ninety (90) days of receiving an increase request pursuant to subclause (i) above, to syndicate the amount of such increase (A) to one or more Lenders or one or more financial institutions qualifying as an Eligible Assignee and otherwise acceptable to the Borrower, Administrative Agent and Arranger and (B) in a manner otherwise in accordance with the terms and conditions set forth in the Fee Letter; provided, that the Borrower shall pay to the Arranger all fees and all costs and expenses due and owing pursuant to the terms of the Fee Letter regardless of whether Arranger is able to syndicate the amount of the requested increase;

(iii) such increase does not increase the amount of the Revolving Commitment or Term Loans of any Lender without the written consent of such Lender;

(iv) the Borrower executes new Notes reflecting the increase in the Aggregate Revolving Commitments and/or Total TL Outstandings and executes such other amendments to the Loan Documents as are deemed necessary by the Administrative Agent;

(v) the Total Facility Outstandings as of the date of such increase (taking into account any Loans to be funded as of such date) will not exceed the Borrowing Base and the conditions to the funding of any Credit Extension set forth in Section 5.02 are otherwise fully satisfied;

(vi) no Default or Event of Default exists as of the date of such request or as of the date on which such increase is to occur; and

(vii) the Borrower pays all fees required by the Fee Letter in connection with such increase in the Aggregate Revolving Commitments and/or Total TL Outstandings and all reasonable out-of-pocket costs and expenses (including attorneys’ costs and fees) incurred by the Administrative Agent in documenting or implementing such increase.

To the extent the Borrower requests an increase in the Total TL Outstandings, the Arranger is able to secure commitments for such increase (or portion thereof) in accordance with subclause (ii) above and the other conditions to such increase set forth above are fully satisfied, such increase shall be in a single advance pursuant to the terms and conditions set forth in Section 2.02 and Article V hereof as of a date that is mutually agreeable to the Borrower, Arranger, Administrative Agent and the applicable Lenders (whether new or existing) and, in any case, on or following the date on which the above conditions (i) through (vii) are fully satisfied.

Notwithstanding anything contained herein to the contrary, the Borrower may make a request for increase (whether with respect to the Aggregate Revolving Commitments, the Total TL Outstandings or both) pursuant to this Section 2.06(b) not more than two (2) times prior to the date occurring twenty-four (24) months following the Closing Date.

Upon the effectiveness of any increase in the Aggregate Revolving Commitments or the Total TL Outstandings pursuant to this section, all of the terms and conditions of the Loan Documents shall apply to the such increased amounts as if such amounts were in effect as of the date hereof. Each Lender that may be a party hereto from time to time hereby acknowledges that the Aggregate Revolving Commitments or the Total TL Outstandings may be increased pursuant to this Section 2.06(b) regardless of whether such Lender approves such increase or increases its Revolving Commitment or Total TL Outstandings hereunder; provided, that Arranger hereby agrees to offer to each existing Lender, on terms and conditions similar to those being offered to other prospective lenders, a portion of any increase in the Aggregate Revolving Commitments or Total TL Outstandings equal to such Lender’s Applicable Percentage of the Aggregate Revolving Commitments or Total TL Outstandings (as applicable) immediately prior to such increase.

(c) General. The Administrative Agent will promptly notify the Lenders of any such notice or request of termination, reduction or increase of the Aggregate Revolving Commitments or Total TL Outstandings (as applicable). Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its related Applicable Percentage. All Unused Fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination. To the extent the Aggregate Revolving Commitments or the Total TL Outstandings are increased pursuant to clause (b) above, all Lenders participating in such increase (including both previously-existing and new Lenders) shall receive upon request new Notes reflecting their respective Commitments (which Notes shall, in the case of any previously-existing Lender, be provided in exchange for any applicable previously-issued Note or a lost note affidavit with respect thereto and shall contain language stating that such Note is in replacement of the previously-existing Note and does not constitute a novation) and new Lenders shall, to the extent necessary to cause the outstanding principal amount of the Obligations allocable to each Lender to equal each such Lender’s Applicable Percentage, fund Term Loans or Revolving Loans (as applicable) directly to the other Lenders, as directed by the Administrative Agent. The Borrower hereby agrees to execute and deliver any new Notes required pursuant to this Section 2.06 to evidence the Loans made by the Lenders and acknowledge, consent and agree to the funding by any new Lenders of Term Loans or Revolving Loans pursuant to the previous sentence for the purpose of causing the Outstanding Amount thereof to equal each Lender’s Applicable Percentage.

2.07 Repayment of Loans.

(a) Revolving Loans.

(i) The principal amount of all Revolving Loans shall be due and payable in full on April 8, 2008 (the “Revolver Initial Maturity Date”) unless accelerated sooner pursuant to the terms and conditions set forth herein.

(ii) Notwithstanding the provisions of subclause (i) above, the maturity date of the Revolving Loans may be extended to April 8, 2009 (the “Revolver Extended Maturity Date”) if the following conditions are satisfied by the date specified:

(A) Borrower has requested the extension by written notice to Administrative Agent not more than one hundred twenty (120) days, and not less than sixty (60) days, prior to the Revolver Initial Maturity Date;

(B) all of the conditions precedent set forth in Sections 5.01 and 5.02 hereof have been complied with or otherwise satisfied as of the Revolver Initial Maturity Date and the Loan Parties remain in compliance with such provisions and such conditions remain satisfied as of the Revolver Initial Maturity Date;

(C) the Borrower has, on or before the Revolver Initial Maturity Date, paid to the Administrative Agent, for the benefit of the Lenders based on their respective Applicable Percentages of the Aggregate Revolving Commitments which will be in effect immediately following the Revolver Initial Maturity Date, an extension fee in an amount equal to (1) 25 basis points, multiplied by (2) the Aggregate Revolving Commitments which will be in effect immediately following the Revolver Initial Maturity Date;

(D) the Administrative Agent has delivered to the Borrower its written approval of the extension referenced in this Section 2.07(a)(ii); provided, that such approval shall be conditioned only upon Administrative Agent’s reasonable determination that the Loan Parties have satisfied each of the conditions to extension set forth in this Section 2.07(a)(ii);

(E) whether or not the extension becomes effective, Borrower shall pay all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the proposed extension (pre- and post-closing), including, without limitation, reasonable legal fees and other out-of-pocket expenses incurred by the Administrative Agent; all such costs and expenses incurred up to the Revolver Initial Maturity Date shall be due and payable prior to Administrative Agent’s execution of its approval of the extension referenced in Section 2.07(a)(ii)(E) or, if the proposed extension does not become effective, then upon demand by the Administrative Agent), and, after any applicable grace period, any future failure to pay such amounts shall constitute an Event of Default under the Loan Documents; and

(F) at the time of the request, and at the time of the extension, there shall not exist any Default or Event of Default under any Loan Document.

(iii) As used herein, the term “Revolver Maturity Date” means the latest to occur of (A) the Revolver Initial Maturity Date and (B) to the extent all conditions precedent to the extension of the Revolving Loans as set forth in Section 2.07(a)(ii) have been satisfied, the Revolver Extended Maturity Date. For purposes of clarification, notwithstanding the possibility that the conditions precedent set forth in Section 2.07(a)(ii) may be satisfied as of a later date, the “Revolver Maturity Date” on any date prior to such satisfaction shall be deemed to be the Revolver Initial Maturity Date.

(b) Term Loan. The Borrower shall repay the outstanding principal amount of the Term Loan in full on April 8, 2010 (the “Term Loan Maturity Date”, unless accelerated sooner pursuant to Section 9.02.

(c) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the demand of the Swing Line Lender, (ii) the date that is three (3) days after such Loan is made and (iii) the Revolver Maturity Date.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Revolving Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin related thereto; (ii) each Eurodollar Term Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin related thereto; (iii) each Base Rate Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing or conversion date at a rate per annum equal to the Base Rate plus the Applicable Margin related thereto; (iv) each Base Rate Term Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing or conversion date at a rate per annum equal to the Base Rate plus the Applicable Margin related thereto and (v) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin (or such other rate mutually agreed upon in writing between the Swing Line Lender and the Borrower).

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then, unless otherwise agreed to by the Required Lenders, such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the written request of the Required Lenders, while any Event of Default exists, upon written notice to the Borrower, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including, to the extent permitted by applicable Law, interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

(a) Unused Fees. The Borrower shall, for each calendar quarter (or portion thereof) ending during the term commencing as of the Closing Date and ending as of the Revolver Maturity Date, pay to the Administrative Agent for the account of each Lender holding a Revolving Commitment as of the end of such period (in accordance with such Lender’s Applicable Percentage of the Aggregate Revolving Commitments as of such date) an unused fee (the “Unused Fee”) in an amount equal to (i) a rate equal to 25 basis points per annum (calculated based on the total number of days in the applicable period), multiplied by (ii) (A) an amount equal to (1) the sum of the Aggregate Revolving Commitments as of the beginning of each day during the applicable period, less (2) the sum of the Total Revolving Outstandings as of the beginning of each day during such period, divided by (B) the number of days in such period. The unused fee shall accrue at all times during the term of this Agreement for which there exists any Revolving Commitments, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolver Maturity Date.

(b) Prepayment Administration Fee. To the extent Borrower makes any prepayment of the Term Loans pursuant to Section 2.05(a) during the period commencing on the Closing Date and ending as of the date occurring twelve (12) calendar months thereafter, Borrower shall, together with the applicable prepayment, pay to the Administrative Agent (for the benefit of the Lenders based on their respective Applicable Percentages of the Total TL Outstandings as of such date) a prepayment administration fee (the “Prepayment Administration Fee”) in an amount equal to one percent (1.0%) of the principal amount of the Term Loans being prepaid; provided, however, that the Prepayment Administration Fee with respect to prepayments of the Term Loans in an aggregate amount of up to 33 1/3% of the greatest amount of the Total TL Outstandings as calculated at the end of any day during such period shall be waived to the extent such prepayments are made by the Borrower with the proceeds of an Equity Issuance.

(c) Other Fees. In addition to the fees set forth above and those fees described in subsections (i) and (j) of Section 2.03, the Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees.

All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall (i) in the case of Revolving Loans, be substantially and substantively in the form of Exhibit D-1 (a “Revolving Note”), and (ii) in the case of the Term Loan, be substantially and substantively in the form of Exhibit D-2 (a “Term Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Revolving Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans and to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, purchase its participation or make its payment pursuant to Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Except as required by applicable Law, any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Payment of Other Taxes by the Borrower. Without limiting (but without duplication of) the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification by the Borrower. Without duplication of the Borrower’s obligations under Section 11.04, the Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. Notwithstanding the foregoing, the Borrower shall not be required to make any payments or reimburse the Administrative Agent, any Lender or the L/C Issuer under this Section 3.01 with respect to any Taxes, Other Taxes or other amounts imposed on and paid by the Administrative Agent, such Lender or the L/C Issuer more than six (6) months before the date on which a request for payment or reimbursement is delivered to the Borrower (except that, if the Taxes or Other Taxes giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02 Illegality.

If any Lender determines that any change in Law or any change in the application of any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon written demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make, continue or convert Eurodollar Rate Loans shall be suspended until the

Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. Any Lender or the L/C Issuer requesting compensation under this Section 3.04 shall deliver a certificate to the Borrower setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower, which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten (10) Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) Business Days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) Business Days from receipt of such notice.

(e) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law or the change in application of Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law or the change in application of Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses.

On or prior to the tenth (10th) Business Day following demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any loss of anticipated profits. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. Notwithstanding the foregoing, the Borrower shall not be required to make any payments or reimburse any Lender under this Section 3.05 with respect to any loss, cost or expense incurred by such Lender more than six (6) months before the date on which a request for payment or reimbursement is delivered to the Borrower.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender, as reasonably determined by such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment, except to the extent any such costs and expenses could have been avoided by such Lender in the exercise of its commercially reasonable efforts.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender gives notice pursuant to Section 3.02 with respect to an occurrence or state of affairs not applicable to all Lenders, the Borrower may replace such Lender in accordance with Section 11.13.

3.07 Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Revolving Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

GUARANTY

4.01 The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender that enters into a Guaranteed Swap Contract, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or Guaranteed Swap Contracts, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02 Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or Guaranteed Swap Contracts, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall not exercise any right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been Fully Satisfied. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents, any Guaranteed Swap Contract, or any other agreement or instrument referred to in the Loan Documents or such Guaranteed Swap Contracts shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Guaranteed Swap Contract, or any other agreement or instrument referred to in the Loan Documents or such Guaranteed Swap Contracts shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

Further, to the extent permitted by applicable Law, each Guarantor hereby expressly waives any and all rights or privileges to which they may be entitled under any suretyship laws in effect from time to time, whether existing under statute, at law, or in equity, to require Administrative Agent or Lenders to take prior recourse or proceedings against any collateral, security, Borrower, any other Guarantor or any other Person.

With respect to its obligations hereunder, to the extent permitted under applicable Law, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, Guaranteed Swap Contract, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Guaranteed Swap Contracts, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03 Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04 Certain Additional Waivers.

Each Guarantor agrees that, until such time as the Obligations shall be Fully Satisfied, such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05 Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

4.06 Rights of Contribution.

The Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor measured by the relative net worth of the Guarantors rather than the number of guarantors, and otherwise in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been Fully Satisfied, and none of the Guarantors shall exercise any such contribution rights until the Obligations have been Fully Satisfied. This Section 4.06 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Law against the Borrower in respect of any payment of the Obligations, subject to the provisions contained in Section 4.02 addressing such rights. Notwithstanding the foregoing, all rights and contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall be relieved of its obligations in accordance with Section 10.11.

4.07 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01 Conditions of Closing Date and Initial Credit Extension.

The occurrence of the Closing Date, the effectiveness of this Agreement and the obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Loan Documents, Organization Documents, Etc. The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement and the other Loan Documents;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(v) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in (A) the jurisdiction of its incorporation or organization and (B) each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Opinions of Counsel. The Administrative Agent shall have received, in each case dated as of the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent:

(i) a legal opinion of Sidley Austin Brown & Wood LLP, counsel for the Loan Parties; and

(ii) a legal opinion of special local counsel for each Loan Party in such Loan Party’s jurisdiction of organization.

(c) Personal Property Collateral. The Administrative Agent shall have received:

(i) searches of Uniform Commercial Code filings in the jurisdiction of organization of each Loan Party, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii) duly completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii) all certificates evidencing any certificated Capital Stock pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank, undated stock powers attached thereto;

(iv) duly executed notices of grant of security interest in the form required by the Pledge Agreement as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral; and

(v) duly executed consents as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral.

(d) Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) on behalf of the Lenders.

(e) Officer’s Certificates. The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Borrower as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, stating that (i) the conditions specified in Sections 5.01 and 5.02(a) and (b) have been satisfied, (ii) all governmental, shareholder and material third party consents and approvals, if any, with respect to the Loan Documents and the transactions contemplated thereby have been obtained, and (iii) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Loan Party or any transaction contemplated by the Loan Documents, if such action, suit, investigation or proceeding could have a Material Adverse Effect.

(f) Solvency. The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower as of the Closing Date, in form and substance satisfactory to the Administrative Agent, regarding the Solvency of the Loan Parties on a consolidated basis.

(g) Fees. Any fees required, pursuant to the Fee Letter, to be paid on or before the Closing Date shall have been paid.

(h) Attorney Costs. The Borrower shall have paid all reasonable fees, charges and disbursements of counsel of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(i) Compliance Certificate; Delinquency Report. The Administrative Agent shall have received (i) a duly completed Compliance Certificate as of the Closing Date prepared on a Pro Forma Basis and based on information obtained as of December 31, 2004, signed by a Responsible Officer of the Borrower, giving effect, on a Pro Forma Basis, to the transactions completed (or to be completed) as of such date in connection with the Subject Transactions and all other material Acquisitions, Dispositions, Debt Issuances and/or Equity Issuances which may have occurred prior to the Closing Date; and (ii) a duly completed Delinquency Report as of the Closing Date.

(j) Designated Financings. The Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Administrative Agent, that the Designated Financings have been or concurrently with the Closing Date will be terminated and all Liens securing obligations under the Designated Financings have been or concurrently with the Closing Date are being released.

(k) Accuracy of Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Closing Date (except to the extent such representation/warranty relates to an earlier date in which case such representation/warranty shall be materially true and correct as of such date).

(l) No Default. No Default shall exist, or would result from, the Credit Extension to be made on the Closing Date or from the application of the proceeds thereof.

(m) Subject Transaction Documents. The Administrative Agent shall have received evidence, in form and substance satisfactory to the Administrative Agent, that the Subject Transactions have been or will be, as of the Closing Date, fully completed in material compliance in all material respects with the terms and conditions previously outlined by the Borrower to the Administrative Agent.

(n) Borrowing Base Assets. Such information and materials as may be requested by the Administrative Agent with respect to the Real Properties constituting Borrowing Base Assets hereunder as of the Closing Date, which Real Properties are set forth on Schedule 5.01(n) attached hereto; provided, that such Schedule 5.01(n) shall also (i) include information concerning delinquencies with respect to Tenant payments under any Borrowing Base Leases or any bankruptcy or insolvency proceedings with respect to any such Tenants, (ii) specify (A) which of the Borrowing Base Assets are owned pursuant to a ground lease and (B) the remaining term of such ground lease and (iii) include, with respect to any update of such Schedule 5.01(n) provided pursuant to Section 7.02(b) hereof, a summary of all Dispositions of Borrowing Base Assets that have occurred pursuant to Section 8.05(a) during the then-current Facility Year.

(o) Other. Receipt by the Administrative Agent of such other documents, instruments, agreements or information as reasonably requested by the Administrative Agent, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership and contingent liabilities of the Consolidated Parties.

5.02 Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsection (a) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b) No Default shall exist, or would result from, such proposed Credit Extension.

(c) Assuming the funding or, if applicable, issuance of such Credit Extension, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) the Total Facility Outstandings shall not exceed the Borrowing Base and (iii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment.

(d) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a), (b) and (c) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01 Existence, Qualification and Power; Compliance with Laws.

Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) if applicable, execute, deliver and perform its obligations under the Loan Documents, if any, to which it is a party and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or result in or require the creation of any Lien under, or require any payment to be made under (i) any Material Contractual Obligations to which such Person is a party or affecting such Person or the Property of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any applicable Law (including, without limitation, Regulation U or Regulation X issued by the FRB), except, in the cases of clauses (b) and (c), as could not reasonably be expected to have a Material Adverse Effect. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with all Material Contractual Obligations.

6.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person related to any Material Contractual Obligation, in any case that has not been obtained by the applicable Loan Party, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for filings to perfect the Liens created by the Collateral Documents.

6.04 Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.05 Financial Statements; No Material Adverse Effect.

(a) The Pre-Closing Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the applicable Persons referenced therein as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein (subject, in the cases of subclauses (i) and (ii) and with respect to the non-year-end statements constituting a part of the Pre-Closing Financial Statements, to the absence of footnotes and normal year-end audit adjustments); and (iii) show or disclose all material indebtedness and other liabilities, direct or contingent, of the applicable Persons referenced therein as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) Except in connection with (i) the Subject Transaction referenced in clause (a) of the definition thereof and (ii) the transactions consisting of the sale and contribution of assets from CNL APF Partners, LP and certain of its Affiliates to Net Lease Funding 2005, LP on February 25, 2005 and the Permitted Securitization Transfer which occurred on March 4, 2005 with respect to such assets, during the period from December 31, 2004 to and including the Closing Date, there has been no sale, transfer or other Disposition by any Consolidated Party of any material part of the business or Property of the Consolidated Parties, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Consolidated Parties, taken as a whole, in each case, which is not reflected in the Pre-Closing Financial Statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date (including, without limitation, pursuant to periodic or special reports filed with the SEC and of which the Administrative Agent has received written notice).

(c) Since December 31, 2004, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The consolidated pro forma balance sheet of the Borrower and its Subsidiaries as at the Closing Date, and the related consolidated pro forma statements of income and cash flows of the Borrower and its Subsidiaries for the applicable period related thereto, certified by the chief financial officer of the Borrower, copies of which have been furnished to each Lender, fairly present in all material respects the consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such date and the consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with GAAP.

6.06 Litigation.

Except as set forth on Schedule 6.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties (after, in the case of the representation made as of the Closing Date only, due and diligent investigation), threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Consolidated Party or against any of its properties or revenues that (a) could be reasonably expected to have a material adverse effect on this Agreement, the other Loan Documents or any of the transactions contemplated hereby or on the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any other Loan Document; or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

6.07 No Default.

No Consolidated Party is in default under or with respect to any Material Contractual Obligation. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08 Ownership of Property; Liens.

Each Consolidated Party has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrowing Base Entities is subject to no Liens, other than Permitted Liens of the types described in clauses (c), (d), (g), (j), (k) and/or (o)(ii) of Section 8.01.

6.09 Environmental Compliance.

Except as could not, in the aggregate, be reasonably expected to have a Material Adverse Effect:

(a) each of the Real Properties of the Loan Parties and all operations at such Real Properties are in compliance with all applicable Environmental Laws, there is no violation of any Environmental Law with respect to such Real Properties or the Businesses, and there are no conditions relating to such Real Properties or the Businesses that could reasonably be expected to give rise to liability under any applicable Environmental Law;

(b) none of the Real Properties of the Loan Parties contains, or has previously contained, any Hazardous Materials at, on or under such Real Properties in amounts or concentrations that constitute or constituted a violation of, or could reasonably be expected to give rise to liability under, Environmental Laws;

(c) no Loan Party has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of its Real Properties or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened;

(d) Hazardous Materials have not been transported or disposed of from the Real Properties of the Loan Parties, or generated, treated, stored or disposed of at, on or under any of such Real Properties or any other location, in each case by or on behalf of any Loan Party in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(e) no judicial proceeding or governmental or administrative action is pending or, to the best knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which any Loan Party is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Loan Parties, the Real Properties or the Businesses; and

(f) there has been no release, or threat of release, of Hazardous Materials at, onto or from the Real Properties of the Loan Parties, or arising from or related to the operations (including, without limitation, disposal) of any Loan Party in connection with such Real Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws.

6.10 Insurance.

The properties of the Consolidated Parties are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Persons operate. The insurance coverage of the Borrowing Base Entities with respect to the Borrowing Base Assets is outlined as to carrier, policy number, expiration date, type and amount on Schedule 6.10 and is accurate as of the last date on which such schedule is required to have been updated pursuant to Section 7.02.

6.11 Taxes.

The Consolidated Parties (a) have filed all Federal, state and other material tax returns and reports required to be filed, and (b) have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (i) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (ii) for which the failure to so file or pay could not reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against any Consolidated Party that would, if made, have a Material Adverse Effect. No Borrowing Base Entity is party to any tax sharing agreement, except to the extent the same has been disclosed to the Administrative Agent in writing.

6.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, except for a failure to contribute that could not reasonably be expected to result in a Material Adverse Effect, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as set forth on Schedule 6.12: (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except for an event described in the foregoing clauses (i)-(v) that, individually or in the aggregate with all such events, does not cause the Borrower or any ERISA Affiliate to incur liability that could reasonably be expected to result in a Material Adverse Effect.

(d) The existence of the matters set forth on Schedule 6.12 could not reasonably be expected, in the aggregate, to have a Material Adverse Effect.

6.13 Capital Structure/Subsidiaries.

The corporate capital and ownership structure of the Consolidated Parties (as of the most recent update of such schedule in accordance with Section 7.02 hereof) is as described in Schedule 6.13(a). Set forth on Schedule 6.13(b) is a complete and accurate list (as of the most recent update of such schedule in accordance with Section 7.02 hereof) with respect to each of the direct and indirect Subsidiaries of the Borrower of (i) jurisdiction of organization, (ii) number of ownership interests of each class of Capital Stock outstanding, (iii) number and percentage of outstanding ownership interests of each class owned (directly or indirectly) by the Consolidated Parties and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto as of the Closing Date. The outstanding Capital Stock of all such Persons is validly issued, fully paid and non-assessable and is owned by the Consolidated Parties, directly or indirectly, in the manner set forth on Schedule 6.13(b), free and clear of all Liens (other than Permitted Liens or, in the case of the Capital Stock of the Loan Parties, those arising under or contemplated in connection with the Loan Documents). Other than as set forth in Schedule 6.13(b), no Consolidated Party has outstanding any securities convertible into or exchangeable for its Capital Stock nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to its Capital Stock. Set forth on Schedule 6.13(c) is a complete and accurate list of all Excluded Entities (as of the most recent update of such schedule in accordance with Section 7.02 hereof). Set forth on Schedule 6.13(d) is a complete and accurate list (as of the most recent update of such schedule in accordance with Section 7.02 hereof) of all other Persons in which any Consolidated Party owns any Capital Stock (other than those set forth on Schedule 6.13(b)).

6.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a) No Loan Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940 or (iii) subject to regulation under any other Law the application of which could reasonably be expected to prohibit, restrict or otherwise limit its ability to incur the Indebtedness represented by the Loan Documents (except to the extent the Borrower has fully complied with such Law(s) to the extent necessary to render ineffective, or otherwise satisfy the requirements of any applicable exception under, any such prohibition, restriction or other limitation).

6.15 Disclosure.

Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information furnished by or, to the best knowledge of such Loan Party, on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other written information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation. It is recognized by the Administrative Agent and the Lenders that any such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

6.16 Compliance with Laws.

Each Loan Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.17 Intellectual Property.

Each Loan Party owns, or has the legal right to use, all trademarks, service marks, trade names, trade dress, patents, copyrights, technology, know-how and processes (the “Intellectual Property”) necessary for each of them to conduct its business as currently conducted, except for any failure to own or have the legal right to use that could not reasonably be expected to have a Material Adverse Effect.

6.18 Solvency.

The Loan Parties are Solvent on a consolidated basis.

6.19 Investments.

All Investments of each Loan Party are Permitted Investments.

6.20 Business Locations.

Set forth on Schedule 6.20(a) is a list of all Real Properties located in the United States that are owned or leased by the Loan Parties as of the Closing Date. Set forth on Schedule 6.20(b) is a list of all locations where any tangible personal property of a Loan Party is located as of the Closing Date. Set forth on Schedule 6.20(c) is the chief executive office, jurisdiction of incorporation or formation and principal place of business of each Loan Party as of the Closing Date.

6.21 BBA Status.

Schedule 5.01(n) (as adjusted from time to time in accordance with Section 7.02(b)) sets forth each of the Borrowing Base Assets as of the date of the last adjustment thereof pursuant to Section 7.02(b). Each asset listed on Schedule 5.01(n) fully qualifies as a Borrowing Base Asset.

6.22 Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of a Loan Party as of the Closing Date and none of the Loan Parties has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

6.23 Nature of Business.

As of the Closing Date, the Consolidated Parties are engaged in the business of acquiring, owning, operating, managing and developing restaurant, service station, other service retail properties and several miscellaneous properties, businesses providing financial services and products related thereto, including mortgage lending and other businesses reasonably related or ancillary to the foregoing.

6.24 Representations and Warranties from Other Loan Documents.

Each of the representations and warranties made by any of the Loan Parties in any of the other Loan Documents is true and correct in all material respects as of the date made or deemed made.

6.25 Collateral Documents.

The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable first priority (subject to Permitted Liens) security interest in all right, title and interest of the Loan Parties in the Collateral described therein and all proceeds thereof. Upon satisfaction of any filing or delivery requirements set forth in the Collateral Documents, such first priority security interest shall be perfected.

6.26 REIT Status.

The Borrower is qualified as a REIT and each of its Subsidiaries that is a corporation is a Qualified REIT Subsidiary. Each of the Subsidiaries of the Borrower set forth on Schedule 6.26 is, as of the Closing Date, a taxable REIT subsidiary, as such term is used in the Code. As of the Closing Date, the Borrower has no Subsidiaries that are taxable REIT subsidiaries except those set forth on such schedule.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall not be Fully Satisfied, Borrower shall, and shall (except in the case of the covenants set forth in Sections 7.01, 7.02, 7.03 and 7.11) cause each Loan Party and, if specifically noted, each Consolidated Party to:

7.01 Financial Statements.

Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2005), consolidated and consolidating balance sheet of the Consolidated Parties as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification, exception, assumption or explanatory language or any qualification, exception, assumption or explanatory language as to the scope of such audit and such consolidating statements to be certified by a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Consolidated Parties; and

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended March 31, 2005), a consolidated and consolidating balance sheet of the Consolidated Parties as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Parties in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Consolidated Parties.

As to any information contained in materials furnished pursuant to Section 7.02(g), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

7.02 Certificates; Other Information.

Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (including an update to Schedule 5.01(n)); provided, that the Compliance Certificate delivered for the fiscal quarter ending March 31, 2005 shall not be required to set forth financial covenant calculations, but shall only contain calculations of the Borrowing Base and the components thereof and updates related thereto;

(c) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), to the extent any of the information previously set forth on such schedules is inaccurate as of such date, an update to Schedules 6.13(a)-(d);

(d) on or before the one-hundred-twentieth (120th) day of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2005, a business plan and calendar year projected budget of the Consolidated Parties for such fiscal year;

(e) promptly after any written request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or material recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of any Consolidated Party, or any audit of any of them;

(f) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and

(g) promptly after the same are available, (i) copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (ii) copies of any non-periodic reports delivered to any holder of any Indebtedness in excess of the Threshold Amount owed by any Consolidated Party in its capacity as such a holder and not otherwise required to be delivered to the Administrative Agent pursuant hereto and (iii) upon the request of the Administrative Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters, in each case, to the extent same are not publicly available to the Administrative Agent, in which case notification of such availability from Borrower to the Administrative Agent shall suffice to meet the requirements of this clause (g);

(h) promptly upon receipt thereof, a copy of any other report or “management letter” submitted by independent accountants to any Consolidated Party in connection with any annual, interim or special audit of the books of such Person; provided, that the Borrower shall, promptly upon the Administrative Agent’s written request therefore, provide any information or materials reasonably requested by the Administrative Agent to confirm or evidence the matters reflected in such updated schedules;

(i) promptly upon the occurrence of any event causing any information set forth in such schedules to be inaccurate in any material respect, an update to Schedule 6.10; provided, that the Borrower shall, promptly upon the Administrative Agent’s written request therefore, provide any information or materials reasonably requested by the Administrative Agent to confirm or evidence the matters reflected in such updated schedules;

(j) concurrently with the delivery of the financial statements referred to in Section 7.01(a) and within ten (10) days following any written request by the Administrative Agent for same: (i) a duly completed Delinquency Report as of the end of the applicable fiscal year or, in the case of a request by the Administrative Agent for the delivery of same, as of the end of the most-recently-ended fiscal month, in each case signed by a Responsible Officer of the Borrower and (ii) a summary of the existing material Indebtedness of the Consolidated Parties as of the end of such fiscal year or, in the case of a request by the Administrative Agent for delivery of same, as of the end of the most-recently-ended fiscal month (including, without limitation, distinctions concerning whether such Indebtedness is Non-Recourse Indebtedness or Recourse Indebtedness, whether such Indebtedness is Secured Indebtedness or Unsecured Indebtedness, the ratio of fixed to floating rate Indebtedness of the Consolidated Parties and a summary of all Swap Contracts relating to any such Indebtedness); and

(k) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(h) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

7.03 Notices and Information.

(a) Promptly upon any Responsible Officer obtaining knowledge thereof notify the Administrative Agent of the occurrence of any Default and the nature thereof.

(b) Promptly upon any Responsible Officer obtaining knowledge thereof notify the Administrative Agent and each Lender of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect (including, without limitation and to the extent any of the following could reasonably be expected to result in a Material Adverse Effect, any (i) breach or non-performance of, or any default under, any Material Contractual Obligations of the Borrower or any Subsidiary; (ii) dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws).

(c) Promptly upon any Responsible Officer obtaining knowledge thereof notify the Administrative Agent of the occurrence of any ERISA Event.

(d) Promptly upon any Responsible Officer obtaining knowledge thereof notify the Administrative Agent of any material change in accounting policies or financial reporting practices by the Borrower or any other Consolidated Party.

(e) Upon the reasonable written request of the Administrative Agent following the occurrence of any event or the discovery of any condition which the Administrative Agent or the Required Lenders reasonably believe has caused (or could be reasonably expected to cause) the representations and warranties set forth in Section 6.09 to be untrue in any material respect, the Loan Parties will furnish or cause to be furnished to the Administrative Agent, at the Loan Parties’ expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Administrative Agent as to the nature and extent of the presence of any Hazardous Materials on any Real Properties and as to the compliance by any Loan Party with Environmental Laws at such Real Properties. If the Loan Parties fail to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the Administrative Agent may arrange for same, and the Loan Parties hereby grant to the Administrative Agent and its representatives access to the Real Properties to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Loan Parties on demand and added to the obligations secured by the Collateral Documents.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document known to have been breached.

7.04 Payment of Obligations.

Pay and discharge as the same shall become due and payable (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party; and (b) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property.

7.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain (and cause all Consolidated Parties to preserve, renew and maintain) in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business (except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect); and (c) preserve or renew all of its material registered copyrights, patents, trademarks, trade names and service marks (except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect). Notwithstanding the foregoing, nothing in this Section 7.05 shall prohibit any Loan Party (other than any Borrowing Base Entity) from dissolving any Subsidiary thereof (other than any Borrowing Base Entity) if such dissolution is, in the judgment of the board of directors or similar body, in the best interest of such Loan Party.

7.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and Involuntary Dispositions excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities. Notwithstanding the foregoing, nothing in this Section 7.06 shall prevent any Loan Party from discontinuing the operation or maintenance of any of its assets or properties if such discontinuance is, in the judgment of the board of directors or similar body, in the best interest of the applicable Loan Party; provided, that any such discontinuance shall not (i) relieve any Loan Party from strict compliance with its obligations under this Agreement or any Loan Document (including the curing of any Default or Event of Default caused by such discontinuance), or (ii) diminish, restrict or otherwise adversely affect any Secured Party’s rights under any Loan Document.

7.07 Maintenance of Insurance.

Maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, property insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice. The Administrative Agent shall be named as additional insured with respect to any such insurance policy providing liability coverage to the Consolidated Parties, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled.

7.08 Compliance with Laws and Material Contractual Obligations.

Comply with the requirements of all Laws, all Material Contractual Obligations and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law, Material Contractual Obligation or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09 Books and Records.

(a) Maintain proper books of record and account, in which true and correct entries in conformity in all material respects with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

7.10 Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided that so long as no Event of Default exists, the Borrower will be provided an opportunity to attend such meetings), all at the reasonable expense of the Borrower for the first such inspection or examination of a reasonably representative sample of Real Properties during any calendar year, and thereafter at the expense of the

Administrative Agent (unless an Event of Default shall have occurred and be continuing) and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

7.11 Use of Proceeds.

Use the proceeds of the Credit Extensions for (a) general corporate purposes (including Acquisitions and purchases of Real Property) not in contravention of any applicable Law or of any Loan Document; (b) financing the costs and expenses associated with the Subject Transactions; and (c) refinancing of the Designated Financings and certain other Indebtedness of the Consolidated Parties.

7.12 Distributions from Excluded Entities.

Cause each Excluded Entity to distribute to its parent Consolidated Party not less than once every three (3) calendar months the lesser of (a) an amount equal to (i) one hundred percent (100.0%) of all net income of such Excluded Entity (excluding adjustments for depreciation and non-cash charges and after deduction of capital expenditures), less (ii) reasonable and customary reserves for tenant improvement costs and other capital expenditures or property operating costs and expenses, less, (iii) income payable to the non-Consolidated Party holders of any equity interests in such Excluded Entities to the extent required by the organizational documents thereof and (b) the maximum amount permitted by applicable Law and not in contravention of any Contractual Obligation or the Organization Documents of such Excluded Entity, in each case less reasonable and customary reserves for tenant improvement costs and other capital expenditures or property operating costs and expenses.

7.13 Additional Guarantors.

(a) Cause each Subsidiary that is not already a Guarantor and that owns any Real Property which the Loan Parties wish to treat as a Borrowing Base Asset to deliver to the Administrative Agent prior to such Real Property being included in the calculation of the Borrowing Base and treated as a Borrowing Base Asset, (i) a Joinder Agreement executed by such Subsidiary and (ii) the items that would have been delivered under Sections 5.01(a)(iii) through (v) and Sections 5.01(b), (c), (d) and (h) if such Subsidiary had been a Loan Party on the Closing Date and the applicable Real Property were a Borrowing Base Asset as of such date;

(b) as soon as practicable and in any event within thirty (30) days after any Person (other than an Excluded Entity or a Person holding assets with a fair market value of less than $100,000) becomes a direct or indirect Subsidiary of the Borrower or any Consolidated Party, the Borrower shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing all of the assets of such Person and shall cause such Person to deliver to the Administrative Agent (i) a Joinder Agreement executed by such Subsidiary and (ii) the items that would have been delivered under Sections 5.01(a)(iii) through (v) and Sections 5.01(b), (c), (d) and (h) if such Subsidiary had been a Loan Party on the Closing Date; and

(c) cause each Borrowing Base Entity and each Person owning any Real Property which the Loan Parties wish to treat as a Borrowing Base Asset to, at all times, be (i) a Subsidiary (whether direct or indirect) of the Borrower and (ii) a Guarantor hereunder;

provided, upon the addition of any Guarantor pursuant to the terms and conditions set forth above, Schedule 1.01(a) attached hereto shall be deemed amended to reflect the addition of such Guarantor(s).

7.14 Pledged Assets.

(a) Cause 100% of the issued and outstanding Capital Stock owned of record by the Borrower or any Consolidated Party with respect to each Borrowing Base Entity to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request, which such Lien shall, upon satisfaction of any filing or delivery requirements set forth in the Collateral Documents, be perfected; and

(b) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s liens thereunder) and other items of the types required to be delivered pursuant to the terms of this Agreement, all in form, content and scope reasonably satisfactory to the Administrative Agent.

7.15 Rating Agency Engagement.

Maintain customary engagements with each of Moody’s, Fitch and S&P with respect to the applicable rating agency’s ratings coverage of the Borrower’s Indebtedness with respect to the Term Loan evidenced hereby.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall not be Fully Satisfied, no Loan Party shall, nor shall it permit any other Loan Party (or, when specifically noted, any Consolidated Party) to, directly or indirectly:

8.01 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens securing obligations under any Loan Document;

(b) Liens existing on the date hereof (including, without limitation, those listed on Schedule 8.01) and any renewals, refinancings or extensions thereof, provided that (i) the aggregate fair market value of the property covered by such renewal, refinancing or extension is not increased other than as a result of the appreciation in value of such property, (ii) the amount secured or benefited thereby is not, at any time, increased (except to the extent of (A) any existing unfunded commitments related thereto or (B) any reasonable premium or other reasonable amount paid, together with fees and expenses reasonably incurred in connection with such refinancing), (iii) the direct or any contingent obligor (other than a Loan Party) with respect thereto is not released and no other Loan Party obligors are added, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(c) Liens (other than Liens imposed under ERISA that, in the aggregate with any other such Liens result in an Event of Default hereunder) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance, old-age benefits and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) (i) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person and (ii) such other Liens relating to any real property the effect of which are covered by title insurance held by the applicable Loan Party and with respect to which the applicable title insurer has acknowledged, in writing and in a manner reasonably acceptable to the Administrative Agent, that the applicable title policy provides full coverage and protection;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h) or securing appeal or other surety bonds related to such judgments;

(i) Liens securing Indebtedness permitted under Section 8.03(n); provided that such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness;

(j) (i) with respect to Borrowing Base Assets, Borrowing Base Leases, and (ii) with respect to all other Real Properties, leases or subleases granted to others in the ordinary course of the Loan Parties’ business;

(k) any interest or title of a lessor, sublessor, licensor or licensee under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases or licensing agreements permitted by this Agreement; provided, that, in the case of any Borrowing Base Asset, such interest shall be only the interest of the lessor under a Qualified Ground Lease and/or interests of licensors or licensees related to the business operated pursuant to the applicable Borrowing Base Lease;

(l) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(m) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(n) Liens of sellers of goods to the Loan Parties arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable Law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(o) (i) Liens granted by non-Borrowing Base Entities under any Securitization Transaction Documents, including, without limitation, Liens granted in connection with any existing or new transactions permitted hereunder and evidenced by any Securitization Transaction Documents and (ii) Liens granted by the Borrowing Base Entities under any Securitization Transaction Documents to the extent constituting Permitted BBE Securitization Liens;

(p) any Lien existing on any property or assets prior to the acquisition thereof by the Borrower or any Loan Party or existing on any property or assets of any Person that becomes a Loan Party or is merged or consolidated with any Loan Party after the date hereof prior to the time such Person becomes a Loan Party or is so merged or consolidated; provided that (i) such acquisition, merger, consolidation or becoming a Loan Party is a transaction permitted by this Agreement, (ii) such Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation or such Person becoming a Loan Party, as the case may be, (iii) such Lien shall not apply to any other property or assets of Borrower or any Loan Party and (iv) such Lien shall secure only those obligations which it secures on the date of such acquisition, merger or consolidation or the date such Person becomes a Loan Party, as the case may be, and renewals, refinancings and extensions thereof that do not increase the outstanding principal amount thereof;

(q) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02;

(r) Liens securing Secured Indebtedness permitted under Section 8.03(d);

(s) Liens securing intercompany Indebtedness permitted under Section 8.03(c);

(t) Liens securing the obligation of any Loan Party under any Guarantee permitted under Section 8.03(o); and

(u) Liens granted by Persons other than the Borrower and the Borrowing Base Entities related to Warehouse Credit Facilities;

provided, however, that in no event shall the Loan Parties permit the Real Properties owned by the Borrowing Base Entities to be subject to any Liens except Permitted Liens of the types set forth in clauses (c), (d), (g), (j), (k) and/or (o)(ii) of this Section 8.01.

8.02 Investments.

Make or maintain or permit any Consolidated Party to make or maintain any Investments, except:

(a) Investments held by the Borrower or any other Loan Party in the form of cash or Cash Equivalents;

(b) Investments existing as of the Closing Date and set forth in Schedule 8.02;

(c) Investments consisting of advances or loans to directors, officers, employees, agents, customers or suppliers in an aggregate principal amount (including Investments of such type set forth in Schedule 8.02) not to exceed $5,000,000 at any time outstanding; provided, that all such advances must be in material compliance with applicable Laws, including, but not limited to, the Sarbanes-Oxley Act of 2002, as amended.

(d) Investments in any Person which is a Loan Party prior to giving effect to such Investment;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f) Investments entered into by Consolidated Parties (other than the Borrower) in connection with any existing or new transactions evidenced by any Securitization Transaction Documents to the extent not otherwise prohibited by this Agreement (including, without limitation, Investments of any Consolidated Party (other than the Borrower) represented by payment support agreements related to securitization transactions not otherwise prohibited hereunder);

(g) Investments in non-wholly owned general and limited partnerships, joint ventures and other Persons which are not corporations (excluding such Investments in existence as of the date hereof), the aggregate book value of which constitutes less than fifteen percent (15.0%) of Consolidated Total Tangible Assets;

(h) Investments in Real Properties with respect to which Development Activities are being undertaken by the applicable owner thereof; provided, that (i) the aggregate amount of Investments made by the Consolidated Parties in such Real Properties shall not, at any time, exceed ten percent (10.0%) of Consolidated

Total Tangible Assets and (ii) all costs and expenses associated with all existing Development Activities (budget to completion) shall be included in determining the aggregate Investment of the Consolidated Parties with respect to such activities;

(i) Guarantees constituting Indebtedness permitted by Section 8.03 (other than Section 8.03(c)), to the extent such Guarantees also constitute Investments;

(j) Investments received from the purchaser of Property in connection with a Disposition of such Property in accordance with Section 8.05;

(k) Deposits made in the ordinary course of business and referred to in Sections 8.01(e) and (f);

(l) Investments constituting the acquisition of Real Property or mortgages secured by real property (including leasehold) interests, in each case, in the ordinary course of business; provided, that any such Investments shall be with respect to Real Property or real estate located in the United States of America except to the extent approved by the Administrative Agent in writing (such approval to be granted or withheld in the reasonable discretion of the Administrative Agent);

(m) any Investment by any Loan Party in any newly-formed or previously existing wholly-owned Subsidiary thereof;

(n) any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(o) Investments arising from endorsements for collection or deposit in the ordinary course of business;

(p) Investments by Consolidated Parties in the Special Purpose Entities to the extent (i) required in connection with the Securitization Transaction Documents and (ii) resulting from the transfers permitted by Section 8.05;

(q) Investments in the Series B Preferred Stock (including any repurchase or redemption thereof); and

(r) Investments by Consolidated Parties (other than the Borrower or any Borrowing Base Entity) in any Warehouse Credit Facility to the extent such transaction is not otherwise prohibited hereunder.

8.03 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness (including, without limitations, Guarantees), except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness of the Borrower and the other Loan Parties outstanding on the Closing Date and set forth in Schedule 8.03 (and renewals, refinancings and extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate);

(c) intercompany Indebtedness of any Loan Party outstanding to any Loan Party and Guarantees with respect to Indebtedness of a Loan Party otherwise permitted hereunder;

(d) Non-Recourse Indebtedness (and renewals, refinancings and extensions thereof);

(e) Unsecured Indebtedness, the terms of which do not require any principal amortization until a date that is at least twelve (12) calendar months following the Term Loan Maturity Date;

(f) obligations (contingent or otherwise) of any Loan Party existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Loan Party in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(g) Indebtedness constituting customary limited recourse obligations (including those related to indemnities for environmentally-related costs, misapplication of proceeds and/or fraud, expenses and liabilities and any Guarantee of such Indebtedness and indemnities incurred by Affiliates of such Loan Party) incurred in connection with any Securitization Transaction Documents;

(h) Investments permitted by Section 8.02 that constitute Indebtedness;

(i) Indebtedness under performance bonds, surety bonds, letter of credit obligations to provide security for worker’s compensation claims and bank overdrafts, in each case in the ordinary course of business;

(j) Indebtedness in the form of trade payables incurred in the ordinary course of business;

(k) Indebtedness arising as a result of any Loan Party’s obligations under the Company Building Lease;

(l) Indebtedness resulting from enforcement of negotiable instruments for collection or deposit in the ordinary course of business;

(m) Indebtedness incurred as a result of any Loan Party’s issuance in the ordinary course of business of letters of intent, commitment letters, take out commitments or other similar undertakings in connection with proposed Investments that are not prohibited pursuant to the terms hereof;

(n) secured purchase money Indebtedness (including Capitalized Leases) incurred by any Loan Party if such Indebtedness does not exceed the lower of the fair market value or the cost of the applicable assets on the date acquired;

(o) obligations of Persons other than the Borrowing Base Entities constituting support Guarantees under any Warehouse Credit Facility; and

(p) Indebtedness of the Borrower under the 2005 Senior Notes;

provided, however, that notwithstanding the foregoing, the Borrowing Base Entities shall not, at any time, incur or otherwise be liable for any Indebtedness (whether Secured Indebtedness or Unsecured Indebtedness) other than (w) Indebtedness of the type permitted under clause (g) above incurred by any such Borrowing Base Entity in its capacity as an Originator, servicer or guarantor in connection with any Permitted Securitization Transfer or Securitization Transaction Documents; (x) Indebtedness hereunder and under the other Loan Documents, (y)

Indebtedness secured by Permitted Liens of the type described in clauses (c), (d), (g), (j), (k) and/or (o)(ii) of Section 8.01 and (z) with respect to those Persons qualifying as Borrowing Base Entities as of the Closing Date, the Guarantees for which such Persons are liable as of the Closing Date, to the extent set forth on Schedule 8.03 and specifically noted on such schedule as being applicable to a Borrowing Base Entity and any refinancings or renewals of such Guarantees permitted pursuant to Section 8.03(b) hereof (and, in any case, in an aggregate amount not to at any time exceed $20,000,000), as such Guarantees may be reduced from time to time as a result of the discharge, payment, reduction or termination of such Guarantees.

8.04 Fundamental Changes.

Other than in connection with the Subject Transactions, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (or permit any Consolidated Party to do so); provided that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.13 and 7.14, (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that (i) the Borrower shall be the continuing or surviving corporation and (ii) if the Borrower becomes a Borrowing Base Entity as a result of such merger or consolidation, the Borrower shall also meet and comply with, at the time of such merger or consolidation, all of the terms, conditions and covenants relating to Borrowing Base Entities and set forth herein and in the other Loan Documents), (b) any Loan Party other than the Borrower may merge or consolidate with or transfer or otherwise Dispose of all of its assets to any other Loan Party other than the Borrower provided, that if such Loan Party becomes a Borrowing Base Entity as a result of such merger or consolidation, such Loan Party shall also meet and comply with, at the time of such merger or consolidation, all of the terms, conditions and covenants relating to Borrowing Base Entities and set forth herein and in the other Loan Documents, (c) any Consolidated Party which is not a Loan Party may be merged or consolidated with or into or transfer or otherwise Dispose of all of its assets to any Loan Party provided that (i) such Loan Party shall be the continuing or surviving corporation and (ii) if such Consolidated Party becomes a Borrowing Base Entity as a result of such merger or consolidation, such Consolidated Party shall also meet and comply with, at the time of such merger or consolidation, all of the terms, conditions and covenants relating to Borrowing Base Entities and set forth herein and in the other Loan Documents), (d) any Consolidated Party which is not a Loan Party may be merged or consolidated with or into or transfer or otherwise Dispose of all of its assets to any other Consolidated Party which is not a Loan Party, (e) any Subsidiary of the Borrower may merge or consolidate with or Dispose of all or substantially all of its assets to any Person that is not a Loan Party in connection with a Disposition permitted under Section 8.05, and (f) any Wholly Owned Subsidiary of the Borrower (other than a Borrowing Base Entity) may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect or otherwise result in a Default or Event of Default hereunder.

8.05 Dispositions; Qualification/Removal of Borrowing Base Assets.

(a) Seek to voluntarily remove any Borrowing Base Asset(s) from qualification as such (whether in anticipation of the Disposition or encumbrance thereof or otherwise), unless (i) the Loan Parties shall, immediately following such removal, be in compliance (on a Pro Forma Basis) with all of the covenants contained in Article VIII of this Agreement and with the limitations on Outstanding Amounts set forth herein and (ii) the Borrowing Base Asset Value attributable to the Borrowing Base Asset(s) proposed for removal, plus the Borrowing Base Asset Values attributable to all other such assets that have been removed during then-current Facility Year is less than fifteen percent (15.0%) of the aggregate Borrowing Base Asset Value as of the most recent Determination Date (regardless of whether additional Borrowing Base Assets have been added to the calculation of Borrowing Base Asset Value during the period since such Determination Date); or

(b) include any Real Property as a Borrowing Base Asset in any compliance certificate delivered to the Administrative Agent, on Schedule 5.01(n) or otherwise in any calculation of the Borrowing Base, BBA EBITDA or the Borrowing Base Asset Value, unless such Real Property and the related lease meet the requirements for qualification as a Borrowing Base Asset and Borrowing Base Lease (respectively); or

(c) unless otherwise permitted under this Section 8.05, make any Dispositions of any assets or Property during the term of this Agreement out of the ordinary course of business unless the Loan Parties will be in compliance, on a Pro Forma Basis, with the covenants set forth in Sections 8.01, 8.02, 8.03, and 8.11 of this Agreement and with the restrictions on Total Revolving Outstandings and Total Facility Outstandings contained herein; or

(d) notwithstanding anything contained herein to the contrary, make or permit to occur any Dispositions of any material assets (including, without limitation, capital stock or similar ownership interests) if an Event of Default has occurred and is continuing or if such Disposition would reasonably be expected to result in a Default or an Event of Default (unless the Administrative Agent and Required Lenders have approved such Disposition in writing, such consent to be granted or withheld in the discretion of the Administrative Agent and Lenders);

provided, that this Section 8.05 shall not, in any case, be deemed to prevent (i) each Loan Party from leasing and/or subleasing its assets, as lessor or sublessor (as the case may be) in the ordinary course of business; or (ii) any transfer by a Person of an interest in Securitization Assets and Related Security on a limited recourse basis under any Securitization Transaction Documents, provided that such transfer qualifies as a legal sale and as a sale under GAAP (in each case, to the extent the Loan Parties are, following any such transaction, in compliance, on a Pro Forma Basis with all of the covenants set forth in this Article VIII).

8.06 Restricted Payments.

Permit any Consolidated Party to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) the Borrower may make Restricted Payments in respect of its Capital Stock to the extent not prohibited by Section 8.11(e), (b) each Subsidiary may make Restricted Payments (directly or indirectly) to any Loan Party and any other Person that owns any Capital Stock in such Subsidiary, ratably according to their respective holdings of the type of Equity Interests in respect of which such Restricted Payment is being made, (c) Special Purpose Entities may (directly or indirectly through any intermediate Subsidiaries) (i) make Restricted Payments to the extent required to do so under the terms of a Securitization Transaction Document (including, without limitation, any Term Securitization) and (ii) distribute I/O Strips and other assets to any Loan Party; (d) as expressly permitted by Section 8.11(e); (e) the Borrower may make Restricted Payments for the purpose of redeeming all or any part of the Series B Preferred Stock outstanding as of the Closing Date to the extent such payments are made on or prior to May 25, 2005; (f) Restricted Payments payable by any Consolidated Party in its own Capital Stock and (g) regularly scheduled dividend payments by the Borrower in respect of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, in each case outstanding and as in effect on the Closing Date.

8.07 Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

8.08 Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party; (b) transfers of cash and assets to any Loan Party; (c) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06; (d) normal compensation and reimbursement of expenses of officers and directors; (e) Permitted Securitization Transfers and other transactions contemplated under any Securitization Transaction Documents and (f) except as otherwise specifically limited in this Agreement, other transactions which are entered into upon fair and reasonable terms no less favorable to such Loan Party than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s length transaction with a Person that is not an officer, director or Affiliate of such Loan Party.

8.09 Burdensome Agreements.

(a) Enter into any Contractual Obligation that encumbers or restricts the ability of any Loan Party to act as a “Loan Party” and to enter into or fulfill all of its obligations as “Borrower” or “Guarantor” under the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof.

(b) Except pursuant to the terms hereof, enter into any Contractual Obligation that encumbers or restricts the ability of any such Person to (i) pay dividends or make any other distributions to any Loan Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) sell, lease or transfer any of its Property to any Loan Party or (v) pledge its Property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except, in each case, for (A) this Agreement and the other Loan Documents, (B) the 2005 Senior Note Indenture and the 2005 Senior Notes and/or any document or instrument governing Indebtedness permitted under Sections 8.03(a) and (b) and (e) and containing covenants, terms and conditions no less favorable to the Borrower and its Subsidiaries taken as a whole (as reasonably determined by the Administrative Agent) than the covenants, terms and conditions set forth in the 2005 Senior Note Indenture and 2005 Senior Notes, (C) any Permitted Lien, any document or instrument governing any Permitted Lien and any Indebtedness arising thereunder (to the extent otherwise permitted pursuant to Section 8.03), provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (D) any Warehouse Credit Facility, (E) any Securitization Transaction Documents, but only to the extent that a parent of a Special Purpose Entity is unable, pursuant to the terms of such Securitization Transaction Documents, to pledge its interests in the Capital Stock of such Special Purpose Entity without breaching the terms of such Securitization Transaction Documents or (F) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.05 pending the consummation of such sale.

(c) Enter into any Contractual Obligation or other Negative Pledge that prohibits or otherwise restricts the existence of any Lien upon any of its Property in favor of the Administrative Agent (for the benefit of the Secured Parties) for the purpose of securing the Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such Property is given as security for the Obligations, except (i) any document or instrument governing Indebtedness of an Excluded Entity, (ii) in connection with any Permitted Lien, any document or instrument governing any Permitted Lien and any Indebtedness arising thereunder (to the extent otherwise permitted pursuant to Section 8.03), provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (iii) in connection with any Securitization Transaction Documents, but only to the extent that a parent of a Special Purpose Entity is unable, pursuant to the terms of such Securitization Transaction Documents, to pledge its interests in the Capital Stock of such Special Purpose Entity without breaching the terms of such Securitization Transaction Documents and (iv) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.05, pending the consummation of such sale.

8.10 Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11 Financial Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any Calculation Period to be greater than 0.70x.

(b) Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth as of the end of any Calculation Period to be less than the sum of (i) $550,000,000, plus (ii) an amount equal to 85% of the Net Proceeds of any Equity Issuance(s) by the Consolidated Parties issued after the Closing Date and prior to the end of such period (other than any such Net Proceeds received from a Consolidated Party).

(c) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any Calculation Period to be less than: (i) for each Calculation Period ending on or prior to March 31, 2007, 1.20x; and (ii) for each other Calculation Period, 1.30x.

(d) Secured Debt to Consolidated Total Tangible Assets Ratio. Permit, as of the end of any Calculation Period, the ratio of the Secured Indebtedness of the Consolidated Parties to Consolidated Total Tangible Assets to be greater than 0.50x.

(e) Distribution Limitation. Permit, for any given fiscal quarter of the Consolidated Parties, the aggregate sum of (i) the amount of cash distributions made by the Consolidated Parties to the holders of their Capital Stock (excluding any such holders of Capital Stock which are Consolidated Parties) during such fiscal quarter plus (ii) the amount spent by the Consolidated Parties for the purpose of repurchasing their own Capital Stock (whether common or preferred and excluding any amounts paid to Consolidated Parties) during such fiscal quarter, to exceed the greater of (1) the FFO Distribution Allowance for such fiscal quarter or (2) so long as no Event of Default described in Sections 9.01(a), (b) or (f) has occurred and is then continuing, the amount necessary to maintain the status of the Borrower as a REIT; provided, however, that notwithstanding anything contained herein to the contrary (y) calculation of the covenant set forth in this clause (e) shall commence with the fiscal quarter ending September 30, 2005, and (z) (i) the calculation of the FFO Distribution Allowance for the fiscal quarter ending September 30, 2005 shall include only the FFO calculated for the fiscal quarter ending June 30, 2005, (ii) the calculation of the FFO Distribution Allowance for the fiscal quarter ending December 31, 2005 shall include only the FFO calculated for the fiscal quarters ending September 30, 2005 and, to the extent not otherwise distributed prior to October 1, 2005, June 30, 2005, and (iii) the calculation of the FFO Distribution Allowance for the fiscal quarter ending March 31, 2006 shall include only the FFO calculated for the fiscal quarters ending December 31, 2005 and, to the extent not otherwise distributed prior to January 1, 2006, June 30, 2005 and September 30, 2005.

(f) BBA Debt Service Coverage Ratio. Permit the BBA Debt Service Coverage Ratio for any Calculation Period to be less than 2.00x.

8.12 Negative Pledges.

(a) Pledge, create a Lien with respect to or otherwise encumber (except in connection herewith or with any of the Loan Documents) or permit any such pledge, Lien or other encumbrance with respect to (i) any income derived from any of the Borrowing Base Assets or any Borrowing Base Entity which is allocable to the Borrower or any of its Subsidiaries; or (ii) any Capital Stock of any Borrowing Base Entity held by the Borrower or any of its Subsidiaries, in each case, other than Permitted Liens of the types described in clauses (c), (d), (g), (j), and/or (k) of Section 8.01; or

(b) permit any Borrowing Base Entity to (i) enter into, issue or otherwise become liable under or in connection with any Guarantees or other Indebtedness (other than as permitted pursuant to the terms of the proviso located at the end of Section 8.03) or (ii) pledge, create a Lien with respect to or otherwise encumber (except in connection herewith or with any of the Loan Documents) or permit any such pledge, Lien or other encumbrance with respect to any of the Borrowing Base Assets (other than Permitted Liens of the types described in clauses (c), (d), (g), (j), and/or (k) of Section 8.01)) or other assets (other than Permitted Liens of the types described in clauses (c), (d), (g), (j), (k) and/or (o)(ii) of Section 8.01)) owned by such Persons (subject to the right of the Borrower to cause the applicable Borrowing Base Asset(s) held by such Person to cease to qualify as such pursuant to Section 8.05 and to, thereby, cause such Person to cease to be a Borrowing Base Entity).

8.13 Prepayment of Other Indebtedness, Etc.

Permit any Loan Party to, if any Default or Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, (a) amend or modify any of the terms of any Indebtedness of such Loan Party (other than Indebtedness under the Loan Documents) if such amendment or modification would, taken as a whole, add or change any terms in a manner materially adverse to such Loan Party, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto, or (b) make (or give any notice with respect thereto) any voluntary, optional or other non-scheduled payment, prepayment, redemption, defeasance, acquisition for value (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of such Loan Party (other than Indebtedness under the Loan Documents) (in each case, whether or not mandatory).

8.14 Organization Documents; Fiscal Year.

Permit any Loan Party to (a) amend, modify or change its Organization Documents in a manner adverse to the Lenders or (b) change its fiscal year, unless the Borrower has provided the Administrative Agent written notice of such change to its fiscal year not less than thirty (30) days prior thereto.

8.15 Sale Leasebacks.

Permit any Loan Party to enter into any Sale and Leaseback Transaction without the written consent of the Administrative Agent (such consent to be granted or withheld in the discretion of the Administrative Agent).

8.16 Operating Lease Obligations.

Permit any Loan Party to enter into, assume or permit to exist any obligations for the payment of rental under Operating Leases (other than any obligations of any Loan Party under or in connection with the Company Building Lease) which in the aggregate for all such Persons would exceed $5,000,000 in any fiscal year.

8.17 No Foreign Subsidiaries.

Create, acquire or permit to exist any Foreign Subsidiaries without the written consent of the Administrative Agent (such consent to be granted or withheld in the discretion of the Administrative Agent and provided, that no Borrowing Base Entity shall, at any time, be a Foreign Subsidiary).

8.18 Ground Leases.

For all leases executed following the Closing Date, permit any Loan Party to lease as lessee any real property pursuant to a ground lease unless such ground lease contains customary provisions protective of any lender to the lessee which provisions do not vary in any material respect from those required under the Borrower’s standard underwriting procedures and policies.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default.

Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, any fee due hereunder or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower or any other Loan Party fails to perform or observe (or cause to be performed or observed) any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.05 (solely with respect to legal existence), 7.10, 7.11, 7.13(a) or 7.14 or Article VIII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of a senior officer of any Loan Party obtaining knowledge thereof and receipt of written notice thereof from the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default.

(i) Any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Loan Party is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Loan Party is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Loan Party as a result thereof is greater than the Threshold Amount (other than a Termination Event established for the purpose of reducing the cost of the applicable Swap Contract to the Borrower or the applicable Loan Party, to the extent such Termination Event does not result in any other Default or Event or Default or otherwise result in any Material Adverse Effect and any Swap Termination Value related thereto is paid within one (1) Business Day); or

(f) Bankruptcy Events. Any Bankruptcy Event shall occur with respect to any Loan Party or any of their Subsidiaries (other than Excluded Entities); or

(g) Attachment. Any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Borrower or any Loan Party and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Loan Party (i) any one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect and such judgment remains undischarged (provided, that if any such judgment is discharged, any payment made or other consideration given for such discharge does not result in a Material Adverse Effect); or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents; Guarantees. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any Governmental Authority contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or any other Person contests the validity or enforceability of any provision of any Loan Document through the filing of any action, claim or suit in any court or other Governmental Authority and such contest is not discharged within sixty (60) days of the date of such filing; or (ii) except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary not prohibited by Section 8.04 or Section 8.05 or the release of any Guarantor pursuant to Section 10.10, the Guaranty given by any Guarantor hereunder or any provision thereof shall cease to be in full force and effect, or any Guarantor hereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under its Guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to its Guaranty; or

(k) Change of Control. There occurs any Change of Control; or

(l) REIT Status. The Borrower shall, for any reason, lose or fail to maintain its status as a REIT.

9.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions upon written notice thereof to the Borrower:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03 Application of Funds.

After the acceleration of the Obligations as provided for in Section 9.02(b) (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including costs, expenses and fees of counsel to the Administrative Agent and other amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations (excluding the Guaranteed Swap Contracts), ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and to Cash Collateralize the undrawn amounts of Letters of Credit, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of that portion of the Obligations constituting principal, interest or other obligations with respect to Guaranteed Swap Contracts; and

Last, the balance, if any, after all of the Obligations have been Fully Satisfied, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X

ADMINISTRATIVE AGENT

10.01 Appointment and Authority.

Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity; and

(d) shall use good faith efforts to deliver to the Lenders or post to Intralinks or another similar electronic platform all default notices delivered by the Administrative Agent to the Borrower, all Compliance Certificates delivered by the Borrower to the Administrative Agent pursuant to the terms hereof and, to the extent not publicly available to the Lenders, all financial statements and budgets delivered by the Borrower to the Administrative Agent pursuant to the terms of this Agreement.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06 Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. In addition, the Administrative Agent may be removed at the written direction of the Required Lenders to the extent the Administrative Agent is shown to be grossly negligent in the performance of its material obligations and/or duties hereunder, to have engaged in willful misconduct in the performance of such obligations and/or duties or to the extent the Person acting as Administrative Agent has a Revolving Commitment of zero, a Term Loan Commitment of zero and holds no outstanding Loans; provided that any such removal of an Administrative Agent shall also constitute its removal as L/C Issuer and Swing Line Lender. Upon receipt of any such notice of resignation or such removal, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If, in the case of the retirement of the Administrative Agent, no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, the L/C Issuer and the Swing Line Lender, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice. Upon the effectiveness of an Administrative Agent’s retirement or removal, (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (provided, that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders, the L/C Issuer or the Swing Line Lender under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, the L/C Issuer and the Swing Line Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Any resignation by or removal of Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation or removal (as applicable) as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring or removed L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring or removed L/C Issuer to effectively assume the obligations of the retiring or removed L/C Issuer with respect to such Letters of Credit.

10.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or other agents or co-agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

10.09 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.08 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10 Collateral and Guaranty Matters.

The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Obligations having been Fully Satisfied (other than contingent indemnification obligations), (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Section 8.01(i); and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender (it being understood and agreed that a waiver by the Required Lenders of any condition precedent set forth in Section 5.02 or by the Required Lenders of any Default or Event of Default or mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(d) other than as contemplated by Section 2.06(b), change Section 2.13 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(e) other than as contemplated by Section 2.06(b), change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f) (i) except as the result of or in connection with a Disposition not prohibited by Section 8.05, release all or substantially all of the Collateral and (ii) except as otherwise provided in Section 10.10, release all or substantially all of the Guarantors, in each case without the written consent of each Lender;

(g) except as the result of or in connection with a dissolution, merger or disposition of a Loan Party not prohibited by Section 8.04 or Section 8.05 or as otherwise permitted under Section 10.10(c), release the Borrower or substantially all of the other Loan Parties from its or their obligations under the Loan Documents without the written consent of each Lender;

(h) without the consent of Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the Total Revolving Outstandings, waive any Default or Event of Default for purposes of Section 5.02(b);

(i) other than as contemplated by Section 2.06(b), without the consent of Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the outstanding Term Loan (and participations therein) and Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the Revolving Commitments (or, if the Revolving Commitments have been terminated, the Total Revolving Outstandings), amend, change, waive, discharge or terminate Section 9.03 so as to alter the manner of application of any payment in respect of the Obligations or proceeds of Collateral;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

For the avoidance of doubt and notwithstanding any provision to the contrary contained in this Section 11.01, this Agreement may be amended (or amended and restated) with the written consent of the Loan Parties and the Required Lenders (i) to increase the aggregate Commitments of the Lenders (provided, that no Commitment of any individual Lender may be increased without the consent of such Lender), (ii) to add one or more additional borrowing tranches to this Agreement and to provide for the ratable sharing of the benefits of this Agreement and the other Loan Documents with the other then outstanding Obligations in respect of the extensions of credit from time to time outstanding under such additional borrowing tranche(s) and the accrued interest and fees in respect thereof and (iii) to include appropriately the lenders under such additional borrowing tranches in any determination of the Required Lenders and/or to provide consent rights to such lenders under subsections (b), (c), (d), (e) and/or (i) of this Section 11.01 corresponding to the consent rights of the other Lenders thereunder.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

11.02 Notices; Effectiveness of Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02 or such other address or number as may be designated in writing as provided herein; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire, or such other address or number as may be designated in writing as provided herein.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it and notified to the other parties hereto, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the Swing Line Lender and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Swing Line Lender and the L/C Issuer.

(d) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall, without duplication of any other indemnities or reimbursements otherwise required pursuant to the terms hereof, indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. The Borrower shall not have any reimbursement obligation in favor of any

Indemnitee judged pursuant to items (x) and (y) of the proviso to the immediately preceding sentence to have been grossly negligent, willfully incompetent or to have breached its obligations in bad faith in respect of any legal or other expenses incurred in connection with investigating or defending against any of the foregoing.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clauses (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than damages arising from the gross negligence, willful misconduct or breach in bad faith of such Indemnitee’s obligations hereunder.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 11.04.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Benefits; Assignees. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that

(i) except in the case of an assignment of (A) the entire remaining amount of the assigning Lender’s Revolving Commitment and the Revolving Loans at the time owing to it or (B) an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Commitments are not then in effect, the outstanding principal balance of the Revolving Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,500,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) except in the case of an assignment of (A) the entire remaining amount of the portion of the Term Loan at the time owing to the assigning Lender or (ii) an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the outstanding principal balance of the portion of the Term Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed);

(iii) any assignment of a Revolving Commitment must be approved by the Administrative Agent, the Swing Line Lender and the L/C Issuer and any assignment of a Term Loan must be approved by the Administrative Agent (such consent not to be unreasonably withheld or delayed), unless, in each case, the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a

Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrower and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) such participations shall be in an amount equal to not less than $1,000,000 of the Revolving Commitments or $1,000,000 of the Term Loans, as applicable.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitation on Participation Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America shall upon request of the Required Lenders resign as Swing Line Lender and/or L/C Issuer and may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) 30 days’ notice to the Borrower and the Lenders, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender. If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c)).

11.07 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations under the Loan Documents, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.08 Set-off.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such

Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application

11.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13 Replacement of Lenders.

If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender gives notice pursuant to Section 3.02 with respect to an occurrence or state of affairs not applicable to all Lenders, if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b) or the Administrative Agent shall have waived receipt of such fee in writing;

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NORTH CAROLINA SITTING IN MECKLENBURG COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE WESTERN DISTRICT OF NORTH CAROLINA AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NORTH CAROLINA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Act.

11.17 Subordination of Intercompany Debt.

Each Loan Party agrees that all intercompany Indebtedness among Loan Parties (the “Intercompany Debt”) is subordinated in right of payment, to the prior payment in full of all Obligations. Notwithstanding any provision of this Agreement to the contrary, provided that no Event of Default has occurred and is continuing, Loan Parties may make and receive payments with respect to the Intercompany Debt to the extent otherwise permitted by this Agreement; provided, that in the event of and during the continuation of any Event of Default, following receipt of written notice from the Administrative Agent of its demand to stop payment with respect to such Intercompany Debt, no payment shall be made by or on behalf of any Loan Party on account of any Intercompany Debt. In the event that any Loan Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section 11.19 hereof, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the Administrative Agent.

[remainder of page left intentionally blank – signature page(s), schedules and exhibits to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	TRUSTREET PROPERTIES, INC.

	By:	//s// STEVEN D. SHACKELFORD
	Name:	Steven D. Shackelford
	Title:	Secretary

GUARANTORS:	CFD HOLDINGS II, LLC

	By:	RESTAURANT ASSETS, LLC, as Member

		By:	CNL FINANCIAL LP HOLDING, LP, as Member

		By:	CNL FINANCIAL GP HOLDING CORP., as General Partner

	By:	//s// STEVEN D. SHACKELFORD
	Name:	Steven D. Shackelford
	Title:	Secretary

CNL APF GP CORP.

	By:	//s// STEVEN D. SHACKELFORD
	Name:	Steven D. Shackelford
	Title:	Secretary

CNL APF PARTNERS, L.P.

	By:	CNL APF GP CORP., as General Partner

	By:	//s// STEVEN D. SHACKELFORD
	Name:	Steven D. Shackelford
	Title:	Secretary

CNL FINANCIAL GP HOLDING CORP.

	By:	//s// STEVEN D. SHACKELFORD
	Name:	Steven D. Shackelford
	Title:	Secretary

CNL FINANCIAL LP HOLDING, LP

By:	CNL FINANCIAL GP HOLDING CORP., as General Partner

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

CNL FINANCIAL SERVICES GP CORP.

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

CNL FINANCIAL SERVICES, LP

By:	CNL FINANCIAL SERVICES GP CORP., as General Partner

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

CNL RESTAURANT ADVISORS, INC.

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

CNL RESTAURANT CAPITAL CORP.

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

CNL RESTAURANT CAPITAL GP CORP.

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

CNL RESTAURANT CAPITAL, LP

By:	CNL RESTAURANT CAPITAL GP CORP., as General Partner

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

CNL RESTAURANT DEVELOPMENT, INC.

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

CNL RESTAURANT INVESTMENTS, INC.

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

CNL RESTAURANT SERVICES, INC.

By:	//s// MARTIN E. STEINBERGER
Name:	Martin E. Steinberger
Title:	President

CNL RP SERVICES, LLC

By:	CNL RESTAURANT CAPITAL, LP, as Member

	By:	CNL RESTAURANT CAPITAL GP, CORP., as General Partner

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

FUEL SUPPLY, INC.

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

GR HOLDING CORP.

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

NORTH AMERICA RESTAURANT MANAGEMENT, INC.

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

PINNACLE RESTAURANT GROUP II, LLC

By:	USRP HOLDING CORP., as Manager

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

RAI RESTAURANTS, INC.

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

REAL ESTATE HOLDINGS I, LLC

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

REAL ESTATE HOLDINGS II, LLC

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

RESTAURANT ASSETS, LLC

By:	CNL FINANCIAL LP HOLDING, LP, as Member

	By:	CNL FINANCIAL GP HOLDING CORP., as General Partner

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

USRP (BOB), LLC

By:	CNL APF PARTNERS, LP, as Manager

	By:	CNL APF GP CORP., as General Partner

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

USRP (DEEDEE), LLC

By:	CNL APF PARTNERS, LP, as Manager

	By:	CNL APF GP CORP., as General Partner

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

USRP (DON), LLC

By:	CNL APF PARTNERS, LP, as Manager

	By:	CNL APF GP CORP., as General Partner

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

USRP (FAIN 10), L.P.

By:	USRP GP8, LLC, as General Partner

	By:	CNL APF PARTNERS, LP, as Manager

		By:	CNL APF GP CORP., as General Partner

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

USRP (FRED), LLC

By:	CNL APF PARTNERS, LP, as Manager

	By:	CNL APF GP CORP., as General Partner

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

USRP (GANT1), LLC

By:	CNL APF PARTNERS, LP, as Manager

	By:	CNL APF GP CORP., as General Partner

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

USRP (GANT2), LLC

By:	CNL APF PARTNERS, LP, as Manager

	By:	CNL APF GP CORP., as General Partner

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

USRP (HAWAII), LLC

By:	USRP HOLDING CORP., as Manager

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

USRP (JENNIFER), LLC

By:	CNL APF PARTNERS, LP, as Manager

	By:	CNL APF GP CORP., as General Partner

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

USRP (KATY), L.P.

By:	USRP GP8, LLC, as General Partner

	By:	CNL APF PARTNERS, LP, as Manager

		By:	CNL APF GP CORP., as General Partner

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

USRP (MINNESOTA), LLC

By:	CNL APF PARTNERS, LP, as Manager

	By:	CNL APF GP CORP., as General Partner

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

USRP (MOLLY), LLC

By:	CNL APF PARTNERS, LP, as Manager

	By:	CNL APF GP CORP., as General Partner

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

USRP (PAT), LLC

By:	CNL APF PARTNERS, LP, as Manager

	By:	CNL APF GP CORP., as General Partner

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

USRP (SARAH), LLC

By:	CNL APF PARTNERS, LP, as Manager

	By:	CNL APF GP CORP., as General Partner

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

USRP (SHO) 1 L.P.

By:	USRP (SHOPORT) 1, LLC, as General Partner

	By:	CNL RESTAURANT CAPITAL CORP., as Manager

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

USRP (SHOPORT) 1, LLC

By:	CNL RESTAURANT CAPITAL CORP., as Manager

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

USRP (STEVE), LLC

By:	CNL APF PARTNERS, LP, as Manager

	By:	CNL APF GP CORP., as General Partner

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

USRP (SYBRA), LLC

By:	CNL APF PARTNERS, LP, as Manager

	By:	CNL APF GP CORP., as General Partner

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

USRP (VALERIE), LLC

By:	USRP HOLDING CORP., as Manager

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

USRP GP8, LLC

By:	CNL APF PARTNERS, LP, as Manager

	By:	CNL APF GP CORP., as General Partner

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

USRP HOLDING CORP.

By:	//s// STEVEN D. SHACKELFORD
Name:	Steven D. Shackelford
Title:	Secretary

BANK OF AMERICA, N.A., as
Administrative Agent, L/C Issuer and Swing Line Lender

By:	//s// MARK W. LARIVIERE
Name:	Mark W. Lariviere
Title:	Senior Vice President

BANK OF AMERICA, N.A., as a Lender

By:	//s// MARK W. LARIVIERE
Name:	Mark W. Lariviere
Title:	Senior Vice President

BANC OF AMERICA SECURITIES LLC, as Sole Lead Arranger and Sole Book Manager

By:	//s// WESLEY G. CARTER
Name:	Wesley G. Carter
Title:	Principal

KEY BANK, NATIONAL ASSOCIATION, in its capacity as a Lender and in its capacity as Syndication Agent

By:	//s// MEREDITH C. HALL
Name:	Meredith C. Hall
Title:	Vice President

CREDIT SUISSE FIRST BOSTON CORPORATION, acting through its Cayman Islands Branch, in its capacity as a Lender and in its capacity as Documentation Agent

By:	//s// WILLIAM O’DALY
Name:	William O’Daly
Title:	Director

By:	//s// RIANKA MOHAN
Name:	Rianka Mohan
Title:	Associate

WACHOVIA BANK, NATIONAL ASSOCIATION, in its capacity as a Lender and in its capacity as Documentation Agent

By:	//s// REX E. RUDY
Name:	Rex E. Rudy
Title:	Managing Director

SOCIETE GENERALE, in its capacity as a Lender and in its capacity as Documentation Agent

By:	//s// CHUCK BUTTERWORTH
Name:	Chuck Butterworth
Title:	Director

EMIGRANT SAVINGS BANK, in its capacity as a Lender

By:	//s// JANSEN NOYES
Name:	Jansen Noyes
Title:	Senior Vice President

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services, Inc., in its capacity as a Lender

By:	//s// CYNTHIA M. LOZANO
Name:	Cynthia M. Lozano
Title:	Vice President

WELLS FARGO BANK, N.A.,
in its capacity as a Lender

By:	//s// JOHN SHREWSBERRY
Name:	John Shrewsberry
Title:	Managing Director

PNC BANK, NATIONAL ASSOCIATION, in its capacity as a Lender

By:	//s// ANDREW T. WHITE
Name:	Andrew T. White
Title:	Assistant Vice President

RAYMOND JAMES BANK, FSB, in its capacity as a Lender

By:	//s// THOMAS F. MACINA
Name:	Thomas F. Macina
Title:	Senior Vice President

COMMERZBANK, in its capacity as a Lender

By:	//s// DOUGLAS TRAYNOR
Name:	Douglas Traynor
Title:	Senior Vice President

By:	//s// CHRISTIAN BERRY
Name:	Christian Berry
Title:	Vice President

CATHAY UNITED BANK, in its capacity as a Lender

By:	//s// ALLEN PENG
Name:	Allen Peng
Title:	EVP & General Manager

COMPASS BANK, in its capacity as a Lender

By:	//s// JOHANNA DUKE PALEY
Name:	Johanna Duke Paley
Title:	Senior Vice President

Exhibit A

FORM OF COMMITTED LOAN NOTICE

Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April     , 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Trustreet Properties, Inc. (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests (select one):

☐	A Borrowing of [Revolving][Term] Loans

☐	A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of

[Type of Committed Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.

[The Borrowing requested herein complies with Section 2.01 of the Agreement.]

TRUSTREET PROPERTIES, INC.

By:
Name:
Title:

Exhibit B

FORM OF SWING LINE LOAN NOTICE

To:	Bank of America, N.A., as Swing Line Lender

Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April     , 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Trustreet Properties, Inc. (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.	On (a Business Day).

2.	In the amount of $ .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

TRUSTREET PROPERTIES, INC.

By:
Name:
Title:

Exhibit C

FORM OF PLEDGE AGREEMENT

Exhibit D-1

FORM OF REVOLVING NOTE

April     , 2005

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of April     , 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

TRUSTREET PROPERTIES, INC.

By:
Name:
Title:

Exhibit D-2

FORM OF TERM NOTE

April     , 2005

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Term Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of April     , 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Term Loan from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

TRUSTREET PROPERTIES, INC.

By:
Name:
Title:

Exhibit E

FORM OF COMPLIANCE CERTIFICATE

For the fiscal quarter ended                     , 20    .

TRUSTREET PROPERTIES, INC. (the “Borrower”) through                     , being the                      of the Borrower, hereby certifies that, to the best of his/her knowledge and belief and solely in his/her capacity as                      of the Borrower, with respect to that certain Credit Agreement dated as of April     , 2005 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”; all of the defined terms in the Credit Agreement are incorporated herein by reference) among the Borrower, the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

a.	The company-prepared financial statements which accompany this certificate are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from normal year-end audit adjustments;

b.	Since (the date of the last similar certification, or, if none, the Closing Date) no Default or Event of Default has occurred under the Credit Agreement; and

c.	The Real Properties set forth on Schedule 5.01(n) meet each of the requirements for qualification as Borrowing Base Assets set forth in the Credit Agreement.

Delivered herewith are detailed calculations demonstrating compliance by the Loan Parties with the financial covenants contained in Section 8.11 of the Credit Agreement as of the end of the fiscal period referred to above and of the Borrowing Base as of such date.

This              day of                 , 20    .

TRUSTREET PROPERTIES, INC.

By:
Name:
Title:

Attachment to Officer’s Certificate

Computation of Financial Covenants

Exhibit F

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”), dated as of                     , 20    , is by and between                     , a                      (the “Subsidiary”), and BANK OF AMERICA, N.A., in its capacity as Administrative Agent under that certain Credit Agreement (as it may be amended, modified, restated or supplemented from time to time, the “Credit Agreement”), dated as of April             , 2005, by and among Trustreet Properties, Inc., a Maryland corporation (the “Borrower”), the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

All of the defined terms in the Credit Agreement are incorporated herein by reference.

The Loan Parties are required by Section 7.13 of the Credit Agreement to cause the Subsidiary to become a “Guarantor”.

Accordingly, the Subsidiary hereby agrees as follows with the Agent, for the benefit of the Lenders:

1. The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each Lender and the Agent, as provided in Article IV of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2. The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Pledge Agreement, and shall have all the obligations of an “Obligor” (as such term is defined in the Pledge Agreement) thereunder as if it had executed the Pledge Agreement. The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Pledge Agreement. Without limiting generality of the foregoing terms of this paragraph 2, the Subsidiary hereby grants to the Agent, for the benefit of the Lenders, a continuing security interest in, and a right of set off against any and all right, title and interest of the Subsidiary in and to the Collateral (as such term is defined in Section 2 of the Pledge Agreement) of the Subsidiary. The Subsidiary hereby represents and warrants to the Agent that:

(i) The Subsidiary’s chief executive office and chief place of business are (and for the prior four months have been) located at the locations set forth on Schedule 1 attached hereto and the Subsidiary keeps its books and records at such locations.

(ii) The type of Collateral owned by the Subsidiary and the location of all Collateral owned by the Subsidiary is as shown on Schedule 2 attached hereto.

(iii) The Subsidiary’s legal name is as shown in this Agreement and the Subsidiary has not in the past four months changed its name, been party to a merger, consolidation or other change in structure or used any tradename except as set forth in Schedule 3 attached hereto.

(iv) The patents and trademarks listed on Schedule 4 attached hereto constitute all of the registrations and applications for the patents and trademarks owned by the Subsidiary.

(v) The Subsidiary Equity (as such term is defined in Section 1 of the Pledge Agreement) owned by the Subsidiary is listed on Schedule 5 attached hereto.

3. The address of the Subsidiary for purposes of all notices and other communications is                     ,                     , Attention of                      (Facsimile No.                     ).

4. The Subsidiary hereby waives acceptance by the Agent and the Lenders of the guaranty by the Subsidiary under Section 4 of the Credit Agreement upon the execution of this Agreement by the Subsidiary.

5. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

6. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officers, and the Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

2

Schedule 1

TO FORM OF JOINDER AGREEMENT

[Chief Executive Office and

Chief Place of Business of Subsidiary]

Schedule 2

TO FORM OF JOINDER AGREEMENT

[Types and Locations of Collateral]

Schedule 3

TO FORM OF JOINDER AGREEMENT

[Tradenames]

Schedule 4

TO FORM OF JOINDER AGREEMENT

[Patents and Trademarks]

Schedule 5

TO FORM OF JOINDER AGREEMENT

[Subsidiary Equity]

Exhibit G

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit, Guarantees and Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]2]
3.	Borrower:

4.	Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of April , 2005 among Trustreet Properties, Inc., the Guarantors party thereto, the Lenders parties thereto and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[3]	CUSIP Number
[4]	$	$	%
	$	$	%
	$	$	%

[2]	Select as applicable.
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[4]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, Term Loan Commitment”, etc.).

[7. Trade Date:                     ]5

Effective Date:                                  , 20     [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][6] Accepted:

BANK OF AMERICA, N.A. as
Agent

By:
Title:

[Consented to:][7]

[BANK OF AMERICA, N.A., as L/C Issuer]

By:
Title:

[5]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[6]	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.
[7]	To be added only if the consent of the Borrower and/or other parties (e.g. L/C Issuer) is required by the terms of the Credit Agreement.

2

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a not a United States person under Section 7701(a)(30) of the Code, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.